EXHIBIT 99.2

ALLFIRST FINANCIAL INC.
AND SUBSIDIARIES

Financial Statements

Financial Position at December 31, 2002 and 2001
Results of Operations and Cash Flows
for the three years ended December 31, 2002

ALLFIRST FINANCIAL INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	December 31,

	2002	2001

	(In thousands, except share amounts)
Assets
Cash and due from banks	$1,142,632	$1,286,131
Interest bearing deposits in other banks	1,209	4,869
Trading account securities	—	41,676
Federal funds sold and securities purchased under resale agreements	1,417,000	922,675
Investment securities available for sale (note 3)	2,558,279	4,101,133
Loans held for sale	130,189	38,186
Loans, net of unearned income of $145,297 in 2002, and $185,601 in 2001 (note 4):
Commercial	3,627,041	3,930,556
Commercial real estate	2,415,787	2,395,841
Residential mortgage	369,809	472,082
Direct retail	2,628,240	2,420,376
Indirect retail	204,052	418,469
Commercial leases	617,692	679,554
Indirect retail leases	129,668	235,890
Foreign	236,163	201,103

Total loans, net of unearned income	10,228,452	10,753,871
Allowance for loan losses	(156,500)	(152,539)

Loans, net	10,071,952	10,601,332

Premises and equipment (note5)	236,009	244,607
Goodwill and other intangible assets (note 6)	740,649	789,917
Derivative assets (note 15)	140,147	63,310
Other assets (note 13)	576,211	724,096

Total assets	$17,014,276	$18,817,931

Liabilities and Stockholder’s Equity
Domestic deposits:
Noninterest bearing deposits	$3,602,576	$3,848,733
Interest bearing deposits (excluding large denomination time deposits)	6,936,867	6,993,744

Total core deposits	10,539,443	10,842,477
Large denomination time deposits	600,922	1,922,324
Interest bearing deposits in foreign banking office	186,415	305,490

Total deposits	11,326,779	13,070,291
Federal funds purchased and securities sold under repurchase agreements (note 7)	1,165,997	1,126,302
Other borrowed funds, short-term (note 7)	904,743	566,904
Derivative liabilities (note 15)	128,277	589,536
Other liabilities (note 13)	525,325	790,422
Long-term debt (note 8)	1,211,301	1,010,116

Total liabilities	15,262,423	17,153,571

Redeemable preferred stock; 4.50% cumulative, $5 par value per share (note 10)	—	8,858
Commitments and contingent liabilities (notes 5, 16 and 17)
Stockholder’s equity
Common stock, no par value per share; authorized 1,200,000,shares; issued 597,763 shares	85,395	85,395
Capital surplus	592,420	582,816
Retained earnings	1,104,405	971,874
Accumulated other comprehensive income (loss) (note 9)	(30,366)	15,417

Total stockholder’s equity	1,751,854	1,655,502

Total liabilities, redeemable preferred stock and stockholder’s equity	$17,014,276	$18,817,931

See accompanying notes to consolidated financial statements

ALLFIRST FINANCIAL INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (LOSS)

	Year Ended December 31,

	2002	2001	2000

Interest Income		(In thousands)
Interest and fees on loans	$584,824	$736,559	$863,090
Interest and dividends on investment securities
Taxable interest	131,570	208,062	221,342
Tax-exempt interest	21,232	24,162	22,711
Dividends	11,982	12,718	13,428
Interest on loans held for sale	3,099	3,541	1,940
Other interest income	11,658	2,545	4,804

Total interest and dividend income	764,365	987,587	1,127,315

Interest Expense
Interest on deposits	185,027	334,062	427,505
Interest on Federal funds purchased and other short-term borrowings	36,975	73,343	119,031
Interest on long-term debt	50,696	60,097	85,552

Total interest expense	272,697	467,502	632,088

Net interest income	491,667	520,085	495,227
Provision for loan losses (note 4)	75,683	28,575	28,540

Net interest income after provision for loan and lease losses	415,984	491,510	466,687

Noninterest Income
Service charges on deposit accounts	124,509	114,381	100,350
Trust and investment advisory fees	84,592	87,480	88,472
Electronic banking income	36,360	33,079	28,329
Mortgage banking income	21,227	22,027	12,908
FX losses (notes 15 and 22)	(16,988)	(365,020)	(202,065)
Trading income – other (note 15)	7,580	13,667	9,673
Consulting income	50,961	26,367	—
Other income	94,644	94,590	99,078
Securities gains, net (note 3)	74,063	103	304

Total noninterest income	476,948	26,674	137,049

Noninterest Expenses
Salaries and other personnel costs (notes 11 and 12)	360,281	324,630	278,283
Early retirement charge (note 11)	40,777	—	—
Equipment costs (note 5)	55,733	47,079	46,207
Occupancy costs (note 5)	40,591	38,091	37,230
Postage and communications	20,243	20,154	19,890
Advertising and marketing	15,614	14,256	16,486
FX related charge (note 22)	12,714	—	—
Other operating expenses	100,783	96,545	89,092
Intangible assets amortization expense (note 6)	6,738	48,526	47,784

Total noninterest expenses	653,474	589,281	534,972

Income (loss) before income taxes	239,458	(71,097)	68,764
Income tax expense (benefit) (note 13)	53,116	(34,730)	21,071

Net income (loss)	186,342	(36,367)	47,693
Dividends on preferred stock	211	414	414

Net income (loss) to common stockholders	$186,130	$(36,781)	$47,279

See accompanying notes to consolidated financial statements

ALLFIRST FINANCIAL INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER’S EQUITY

			Accumulated
			Other
	Common	Capital	Comprehensive	Retained
	Stock	Surplus	Income (Loss)	Earnings	Total

Balance on December 31, 1999	$85,395	$582,780	$(97,801)	$1,194,292	$1,764,666
Comprehensive income:
Restated net income	—	—	—	47,693	47,693
Other comprehensive income, net of tax (note 9)	—	—	82,869	—	82,869

Restated total comprehensive income	—	—	—	—	130,562

Tax benefit-restricted stock awards	—	36	—	—	36
Accretion of redeemable preferred stock	—	—	—	(248)	(248)
Dividends declared on common stock	—	—	—	(138,000)	(138,000)
Dividends declared on redeemable preferred stock	—	—	—	(414)	(414)

Balance on December 31, 2000	$85,395	$582,816	$(14,932)	$1,103,323	$1,756,602

Comprehensive income:
Net loss	—	—	—	(36,367)	(36,367)
Other comprehensive income, net of tax (note 9)	—	—	30,349	—	30,349

Total comprehensive loss	—	—	—	—	(6,018)

Accretion of redeemable preferred stock	—	—	—	(268)	(268)
Dividends declared on common stock	—	—	—	(94,400)	(94,400)
Dividends declared on redeemable preferred stock	—	—	—	(414)	(414)

Balance on December 31, 2001	$85,395	$582,816	$15,417	$971,874	$1,655,502

Comprehensive income:
Net income	—	—	—	186,342	186,342
Other comprehensive income, net of tax (note 9)	—	—	(45,783)	—	(45,783)

Total comprehensive income	—	—	—	—	140,559

Accretion of redeemable preferred stock	—	—	—	(142)	(142)
Dividend of CCS and Ketchum to AIB (note 18)	—	—	—	(53,458)	(53,458)
Capital contribution from AIB (note 18)	—	9,604	—	—	9,604
Dividends declared on redeemable preferred stock	—	—	—	(211)	(211)

Balance on December 31, 2002	$85,395	$592,420	$(30,366)	$1,104,405	$1,751,854

See accompanying notes to consolidated financial statements

ALLFIRST FINANCIAL INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,

	2002	2001	2000

Operating Activities	(In thousands)

Net income (loss)	$186,342	$(36,367)	$47,693
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating operating activities:
Provision for loan losses	75,683	28,575	28,540
Provision for other real estate losses	1,802	1,212	1,117
Amortization of intangibles	6,738	48,526	47,784
Depreciation and amortization	51,648	35,178	32,400
Deferred income tax expense (benefit)	1,649	(35,733)	37,992
Net gain on the sale of assets	(87,400)	(517)	(951)
Net decrease (increase) in loans held for sale	(92,003)	19,069	(52,447)
Net decrease (increase) in trading account securities	41,676	(37,454)	(2,506)
Net decrease (increase) in accrued interest receivable	5,470	21,855	(4,214)
Net increase (decrease) in accrued interest payable	(13,287)	(25,985)	(20,640)
Net increase (decrease) in net derivative liabilities	(538,096)	458,389	(34,109)
Net decrease (increase) in accrued taxes receivable	86,134	31,059	(125,753)
Other, net	18,689	(41,430)	13,297

Net cash provided by (used for) operating activities	(254,955)	466,377	(31,797)

Investing Activities
Proceeds from sales of investment securities available for sale	4,871,539	1,516,920	489,940
Proceeds from paydowns and maturaties of investment securities available for sale	1,170,678	1,360,713	537,474
Purchases of investment securities available-for sale	(4,708,934)	(2,452,527)	(795,418)
Net decrease (increase) in short-term investments	(494,325)	(878,245)	102,795
Net repayments (disbursements) from lending activities of banking subsidiaries	434,863	276,892	(179,364)
Proceeds from the sale of loans	57,071	—	—
Purchase of loans	—	(161,000)	—
Corporate acquisition, net of cash acquired	(3,459)	(43,423)	—
Principal collected on loans of nonbank subsidiaries	17,498	14,043	16,635
Loans originated by nonbank subsidiaries	(43,433)	(12,669)	(13,782)
Principal payments received under leases	5,150	5,682	4,592
Purchases of assets to be leased	(3,706)	(2,630)	(863)
Proceeds from the sale of other real estate and other assets owned	8,449	21,670	11,540
Purchases of premises and equipment	(35,733)	(73,831)	(35,905)
Proceeds from the sale of premises and equipment	1,215	1,428	2,228
Purchase of bank owned life insurance	(3,000)	—	(179,000)
Other, net	4,819	(22,148)	(11,702)

Net cash used for investing activities	1,278,692	(449,125)	(50,830)

Financing Activities
Net increase (decrease) in deposits	(1,743,510)	392,709	534,995
Net increase (decrease) in short-term borrowings	277,534	40,611	21,560
Proceeds from short-term funding provided by AIB	100,000	—	—
Proceeds from long-term funding provided by AIB	300,000	—	—
Repayment of long-term debt	(100,000)	—	(200,000)
Capital contribution from AIB	9,604	—	—
Redemption of preferred stock	(9,000)	—	—
Cash dividends paid	(5,524)	(94,814)	(138,414)

Net cash provided by (used for) financing activities	(1,170,896)	338,506	218,141

Increase (decrease) in cash and cash equivalents	(147,159)	355,758	135,514
Cash and cash equivalents at January 1,	1,291,000	935,242	799,728

Cash and cash equivalents at December 31,	$1,143,841	$1,291,000	$935,242

Supplemental Disclosures
Interest payments	$285,985	$493,486	$652,729
Income tax payments	38,538	32,351	33,668
Noncash Investing And Financing Activities
Loan chargeoffs	82,144	37,597	42,495
Transfers to other real estate and other assets owned	4,483	6,291	12,817

See accompanying notes to consolidated financial statements

ALLFIRST FINANCIAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Allfirst Financial Inc. and subsidiaries (“Allfirst” or “the Company”), headquartered in Baltimore, Maryland, is a wholly owned subsidiary of Allied Irish Banks, p.l.c. (“AIB”) and provides a full range of banking services through its banking subsidiaries, Allfirst Bank and Allfirst Financial Center N.A. (the “Banks”). Allfirst’s primary geographic market is Maryland, south-central Pennsylvania, northern Virginia, and the District of Columbia. Other subsidiaries of Allfirst are primarily engaged in commercial mortgage lending and equipment and commercial lease financing. Allfirst is subject to the regulations of certain Federal agencies and undergoes periodic examinations by those agencies.

The financial statements reflect the effects of fraudulent proprietary foreign exchange trading activities (the “fraudulent activities”) discovered on February 6, 2002 (before the issuance of 2001 financial statements) that are more fully described in note 22, Fraudulent Foreign Exchange Trading Activities. Two line items on the consolidated statements of income are directly related to the fraudulent activities: (1) FX losses, within noninterest income, includes all FX losses, both fraudulent and authentic; and (2) FX related charge, within noninterest expenses, includes the costs associated with the special investigation into the fraudulent activities as well as other incremental direct costs associated with the fraudulent activities.

On September 26, 2002, Allfirst entered into a definitive Agreement and Plan of Reorganization (the “Reorganization Agreement”) with AIB and M&T Bank Corporation, a New York corporation (“M&T”). Pursuant to the Reorganization Agreement, M&T will acquire Allfirst from AIB in exchange for 26,700,000 shares of common stock of M&T, par value $0.50 per share and $886,107,000 in cash (the “Exchange”). As a result of the exchange, AIB will own approximately 22.5% of M&T’s outstanding common stock.

Consummation of the transaction is subject to a number of conditions, including regulatory approvals and the approval of M&T’s and AIB’s respective stockholders. In January 2003, both M&T and AIB’s shareholders approved the transaction. The Company anticipates that regulatory approval will be forthcoming and the transaction is expected to be completed by April 1, 2003. For additional information on the Reorganization Agreement, refer to the Form 8-K filed with the Securities and Exchange Commission on October 4, 2002.

1. Summary of Significant Accounting Policies

The accounting and reporting policies of Allfirst conform to accounting principles generally accepted in the United States of America. The following is a description of the more significant of these policies:

Basis of Presentation

The consolidated financial statements include the accounts of Allfirst Financial Inc. and all of its subsidiaries. Allfirst consolidates all subsidiaries over which it exercises control and reflects as minority interest any ownership interest of investors not affiliated with Allfirst. Minority interests associated with a captive real estate investment trust (“REIT”) at December 31, 2002 and 2001 of $107 thousand and $113 thousand respectively are included in other liabilities on the statements of financial condition. All material intercompany transactions and balances have been eliminated. Certain amounts previously reported have been reclassified to conform to the 2002 presentation.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates, assumptions, and judgments that affect the amounts reported in the financial statements and accompanying notes. These estimates, assumptions, and judgments are based on information available as of the date of the financial statements; accordingly, as this information changes, the financial statements could reflect different estimates, assumptions, and judgments. Estimates, assumptions, and judgments are utilized in the determination of the allowance for loan losses, nonaccrual loans, asset prepayment rates, other real estate owned, other than temporary impairment of assets (primarily lease residuals, marketable equity securities, and venture capital investments), intangible assets, mortgage servicing rights, employee benefit plans, fair value of financial instruments disclosures, derivatives, recourse liabilities, litigation, and income taxes. It is at least reasonably

ALLFIRST FINANCIAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

possible that each of Allfirst’s estimates, assumptions, and judgments could change in the near term and the affect of the change could be material to the Company’s consolidated financial statements.

Certain accounting policies have an inherently greater reliance on the use of estimates, assumptions, and judgments and as such have a greater possibility of producing results that could be materially different than originally reported. Allfirst has identified the following as its critical accounting policies: (1) determination of the allowance for loan losses; and (2) valuation of lease residuals.

Business Combinations

Business combinations have been accounted for under the purchase method of accounting and include the results of operations of the acquired businesses from the date of the acquisition. Under the purchase method, net assets of the companies acquired were recorded at their estimated fair values as of the date of acquisition with any excess of the cost of the acquisition over the fair value of the net tangible and intangible assets acquired recorded as goodwill.

Consolidated Statement of Cash Flows

For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and interest bearing deposits in other banks.

Trading Account Securities

Trading account securities are purchased with the intent to profit by taking advantage of short-term movements in the price of the security. These securities are stated at fair value. Adjustments to the carrying value of trading account securities and trading gains and losses are reported in trading income – other within noninterest income.

Securities Purchased Under Agreements to Resell and Securities Sold Under Agreements to Repurchase

Securities purchased under agreements to resell and securities sold under agreements to repurchase are generally treated as collateralized financing transactions and are recorded at the amount at which the securities were acquired or sold plus accrued interest. It is Allfirst’s policy to take possession of securities purchased under resale agreements, which are primarily U.S. Government and Federal agency securities. The market value of the collateral is monitored and additional collateral is obtained when deemed appropriate. Allfirst also monitors its exposure with respect to securities lending transactions and requests the return of excess collateral as required.

Investment Securities Available for Sale

Investment securities available for sale are stated at fair value with unrealized gains or losses, net of income taxes, reported as other comprehensive income, a separate component of stockholder’s equity. Amortization and accretion of premiums and discounts associated with securities classified as available for sale are computed on the level yield method (interest method). Realized gains and losses, and declines in value judged to be other than temporary, are recorded as securities gains (losses), net, which is included in noninterest income. The cost of securities sold is determined based on the specific identification method.

Loans Held For Sale

Loans held for sale consist primarily of loans originated in the course of the Company’s mortgage banking activities. Such loans are recorded at the lower of aggregate cost or fair value, which is based on investor purchase commitments. On occasion, loans held for sale also includes commercial loans in the process of disposition. These loans are valued at the lower of cost or fair value, with fair value determined by secondary market valuations. Any writedowns required are recorded as chargeoffs for nonperforming loans and as losses on sale of loans for performing loans.

ALLFIRST FINANCIAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Loans

Loans are generally reported at the principal amount outstanding, net of any unamortized loan fees, direct origination costs, and unearned income. Income is recognized on an accrual basis, with loan fees of $15,000 or more deferred and amortized as a yield adjustment over the life of the loan. Loan fees under $15,000 are recognized in interest income upon receipt. Leases are generally reported at the unpaid rents outstanding, net of unearned income plus an estimated residual value. Income on direct financing leases is recognized on a basis that achieves a constant yield on the outstanding investment. Income on leveraged leases is recognized on a basis that achieves a constant yield on the outstanding investment in the lease, net of the related deferred tax liability, in the years in which this net investment is positive.

Lease residual values are reviewed regularly for other than temporary impairment. Any other than temporary impairment losses on direct financing leases result in a reduction of the recorded residual values to estimated fair value, with the writedown recorded in noninterest expense. A valuation allowance is used within the indirect automobile direct financing lease portfolio to achieve this accounting. For leveraged leases, any other than temporary impairment losses result in a reduction of the recorded residual value to estimated fair value and a reduction in unearned income to achieve a constant yield over the life of the lease assuming the revised residual value had been used at the inception of the lease. Any writedown required is then recorded in noninterest expense.

Commercial loans and leases, commercial real estate loans, foreign loans and residential mortgages are placed on nonaccrual status when one of the following conditions is met: (1) interest or principal has been in default for 90 days or more and the loan is not both well-secured and in the process of collection; (2) payment in full of interest or principal is not expected; or (3) the loan or lease is maintained on a cash basis because of deterioration in the financial condition of the borrower. Retail loans and leases are generally charged off prior to payments of principal or interest becoming more than 120 days delinquent. A loan or lease remains on nonaccrual status until it is either current as to payment of both principal and interest with the borrower demonstrating the ability to pay and remain current, or it meets regulatory guidelines for returning to accrual status even though the loan or lease has not been brought fully current.

A loan is impaired when, based upon current information and events, it is probable that all amounts due according to the contractual terms of the loan agreement will not be collected. The impairment of a loan is measured at the present value of expected future cash flows using the loan’s effective interest rate, the fair value of the collateral if the loan is collateral dependent, or the loan’s observable market price.

Loans to be considered for evaluation of impairment include loans classified as doubtful, certain substandard loans, certain nonaccrual loans and any other loans for which collection of all principal and interest payments under the contractual terms is not considered probable. A valuation allowance is recorded if the measured value of the impaired loan is less than its recorded investment (outstanding principal balance, accrued interest receivable, net deferred loan fees or costs and unamortized premium or discount) and is included in the allowance for loan losses. A loan would not be considered impaired during a period of “minimum delay” in payment, regardless of the shortfall, if the ultimate collectibility of all amounts due is expected. Allfirst defines “minimum delay” as past due less than 90 days.

Allowance for Loan Losses

The allowance for loan losses (“allowance”) is maintained to absorb all probable losses in the loan and lease portfolio by direct charges against income in the form of provisions for loan losses. The level of the allowance is based on management’s evaluations of various factors affecting the loan portfolio including overall growth in the portfolio, an analysis of significant individual credits and homogeneous pools, adverse situations that could affect a borrower’s ability to pay, prior and current loss experience and economic conditions. The allowance equals the cumulative total of the provisions made from time to time, reduced by loan chargeoffs, and increased by recoveries of loans previously charged off. The allowance is also increased by any allowance attributable to loans acquired and is reduced by any allowance attributable to loans sold.

ALLFIRST FINANCIAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The allowance consists of three elements: (1) specific reserves for individual credits; (2) general reserves for types or portfolios of loans based on historical loan loss experience, judgmentally adjusted for concentrations and the current environment; and (3) unallocated reserves. Combined specific reserves and general reserves by loan type are considered allocated reserves. All outstanding loans, leases, letters of credit and legally binding commitments to lend are considered in evaluating the allowance. The allowance does not provide for the estimated losses stemming from uncollectible interest because Allfirst generally requires all accrued but unpaid interest to be reversed once a loan is placed on nonaccrual status.

The process of establishing and managing the allowance with respect to Allfirst’s commercial portfolios begins when a loan officer initially assigns each loan or lease a risk rating, based on a ten-point numerical scale and using established credit criteria. Risk ratings are reviewed at least annually and are also validated periodically on a selective basis by the credit review function that is independent of the credit approval process. All nonaccrual and classified loans in the commercial, commercial real estate (construction and mortgages), foreign and commercial lease categories above certain defined thresholds are analyzed individually to confirm the appropriate risk rating and accrual status and to determine the need for a specific reserve.

Management meets quarterly to discuss current conditions that affect various lines of business and that may warrant adjustments to historical loss experience; adjustment factors that are considered include: the levels and trends in past due and nonaccrual loans; trends in loan volume; effects of any changes in lending policies and procedures; changes in underwriting; and the experience and depth of lending management. Historical factors by risk rating are carefully adjusted each quarter based on documentation reflective of management’s seasoned judgment. Management also evaluates credit risk concentration, including trends in large dollar exposures to related borrowers, shared national credit exposure and industry concentrations. Experience has demonstrated that concentration risk has the potential to increase loan loss risk when influenced by external industry factors.

Reserves for the retail and residential mortgage portfolios are intended to absorb approximately twelve months of inherent losses. These loans and leases are segregated into homogeneous pools with similar risk characteristics and the rolling twelve month historical loss experience for each pool is updated quarterly. Trends in each retail and residential pool are analyzed and adjusted to reflect current conditions. Adjustment factors for the residential and retail portfolios are consistent with those for the commercial portfolios.

The unallocated portion of the allowance is not attributable to any specific components of the loan portfolio, but is available to support losses that are probable within the high end of the range of losses that management has identified when establishing the specific and general portions of the allowance. Allfirst has risk management practices designed to ensure timely identification of changes in loan risk profiles; however, undetected losses may exist inherently within the loan portfolios. The judgmental aspects involved in application of risk rating criteria, the quality of individual loan analyses and initial assessments of collateral values can also contribute to undetected, but probable, losses. Management uses quantitative tools to assist it in evaluating the overall reasonableness of the unallocated reserve. The unallocated reserve protects Allfirst from errors or subjectivity that might occur in testing or reviewing the allowance.

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are charged to occupancy or equipment costs within noninterest expense. Depreciation is computed on a straight-line basis over the estimated useful lives of the assets. Useful lives range from 5 to 10 years for furniture and equipment; 3 to 7 years for computer hardware and software; and 10 to 50 years for buildings and land improvements. Leasehold improvements are amortized over the lesser of the term of the respective leases or the lives of the assets. Maintenance and repairs are expensed as incurred, while improvements, which extend the useful life, are capitalized and depreciated over the remaining useful life.

ALLFIRST FINANCIAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Goodwill and Other Intangible Assets

Goodwill represents the excess of the cost of an acquisition over the fair value of the net assets acquired. On January 1, 2002, Allfirst adopted Statement of Financial Accounting Standards (“SFAS”) 142, Goodwill and Other Intangible Assets. Under SFAS 142, goodwill is no longer amortized, but instead is tested at least annually for impairment. Impairment is measured using estimates of the future earnings potential of the entity or assets acquired. Prior to the adoption of SFAS 142, goodwill was amortized on a straight-line basis over periods ranging from 15 to 25 years.

Other intangible assets that have finite lives continue to be amortized over their estimated useful lives and to be subject to impairment testing. Core deposit intangibles, which represent Allfirst’s largest other intangible asset, are amortized using an accelerated method over a period of up to 10 years, while other intangible assets are amortized on a straight-line basis over terms of up to 10 years. Impairment is measured using estimates of the future earnings potential of the entity or assets acquired.

Mortgage Servicing Rights

Allfirst recognizes mortgage servicing rights related to commercial mortgage originations at the time Allfirst sells the underlying mortgage loans and retains servicing. The total cost of loans sold is allocated between the loans sold and the servicing assets retained based on the relative fair value of each. The initial fair market value of mortgage servicing rights is determined using a discounted cash flow analysis. The calculation assumes a discount rate which considers general market standards and the risk in the portfolio, and a term equal to the period over which the loan cannot prepay without a substantial penalty.

The capitalized mortgage servicing rights are amortized as a reduction of mortgage banking income within noninterest income in proportion to and over the estimated period of net servicing income. As the underlying loans pay off during the period of amortization, any related unamortized mortgage servicing rights are written off through a charge to mortgage banking income. Impairment losses are determined by stratifying the population of mortgage servicing rights based upon the risk characteristics of loan type and term. A valuation allowance is recorded if the unamortized mortgage servicing rights exceed the fair value. As of December 31, 2002 and 2001, net capitalized mortgage servicing rights with a carrying value of $17.8 million and $13.3 million, respectively, were included in other assets. No valuation allowance was required at December 31, 2002 and 2001.

Derivative Financial Instruments

Allfirst utilizes derivatives primarily to support corporate customers’ risk management activities. Once a derivative is sold to a corporate customer, an offsetting derivative position is generally obtained in order to neutralize the risk associated with the exposure to the customer. Customer-related trading activities primarily involve the use of options contracts, futures contracts, interest rate swaps and cap and floor arrangements. The Company also occasionally uses interest rate swaps as part of its overall interest rate risk management process in order to protect against the risk of adverse price or interest rate movements on the value of certain assets and liabilities and on future cash flows. Prior to the announcement of the proprietary foreign exchange trading losses on February 6, 2002 (more fully described in note 22), Allfirst also utilized derivatives for proprietary trading purposes. All proprietary trading activities ceased during the first quarter of 2002.

Effective January 1, 2001, Allfirst adopted SFAS 133, Accounting for Derivative Instruments and Hedging Activities, as amended. All derivatives pursuant to SFAS 133 are recognized on the balance sheet at fair value. On the date that Allfirst enters into a derivative contract, it designates the derivative as: (1) a hedge of (a) the fair value of a recognized asset or liability or (b) an unrecognized firm commitment (a “fair value” hedge); (2) a hedge of (a) a forecasted transaction or (b) the variability of cash flows that are to be received or paid in connection with a recognized asset or liability (a “cash flow” hedge); (3) a foreign currency fair value or cash flow hedge (a “foreign currency” hedge); (4) a hedge of a net investment in a foreign operation; or (5) an instrument that is held for trading or non-hedging purposes (a “trading” or “non-hedging” instrument).

ALLFIRST FINANCIAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Changes in the fair value of a derivative that is highly effective as, and that is designated and qualifies as, a fair value hedge, along with changes in the fair value of the hedged asset or liability that are attributable to the hedged risk (including changes that reflect losses or gains on firm commitments), are recorded in current period earnings. Changes in the fair value of a derivative that is highly effective as, and that is designated and qualifies as, a cash flow hedge, to the extent that the hedge is effective, are recorded in other comprehensive income, until earnings are affected by the variability of cash flows of the hedged transaction (e.g., until periodic settlements of a variable rate asset or liability are recorded in earnings).

Any hedge ineffectiveness (which represents the amount by which the changes in the fair value of the derivative exceed the variability in the cash flows of the forecasted transaction) is recorded in current period earnings. Changes in the fair value of a derivative that is highly effective as, and that is designated and qualifies as, a foreign-currency hedge is recorded in either current period earnings or other comprehensive income, depending on whether the hedging relationship satisfies the criteria for a fair value or cash flow hedge.

All derivatives are carried at fair value and are included in derivative assets and derivative liabilities in the consolidated statements of condition. Fair value is generally determined based on quoted market rates and pricing models. If these methods cannot be applied, quoted prices of similar instruments may be used. Changes in the fair value of derivative trading instruments are included in current period trading income, which is a component of noninterest income.

In accordance with the transition provisions of adopting SFAS 133, Allfirst recorded a pretax transition amount associated with establishing the fair values of derivative instruments and hedged items on the balance sheet of $333 thousand, which was recorded as a reduction of net income in 2001. There were no transition adjustments recorded to other comprehensive income. At December 31, 2002 and 2001, Allfirst had no derivatives used for risk management purposes that had been in place prior to the implementation of SFAS 133.

Other Assets Owned

Other assets owned represents property acquired through foreclosure or deeded to Allfirst in lieu of foreclosure on loans on which borrowers have defaulted as to the payment of principal and interest. Other assets owned, at the time of foreclosure, are recorded at the lower of the asset’s carrying value or fair value minus estimated costs to sell. Any writedowns at the date of acquisition are charged to the allowance for loan losses. Subsequent writedowns to reflect declines in fair value minus the estimated costs to sell are charged to operating expenses through the establishment of a valuation allowance. If there is an improvement in fair value, the valuation allowance is reduced, but not below zero. Increases and decreases in the valuation allowance are charged or credited to noninterest expenses. Expenses incurred in maintaining these assets are included in other operating expenses.

In addition to other real estate owned and repossessed vehicles, this category also includes certain maritime loans where Allfirst is exposed to a higher than normal risk of loss from a decrease in the value of the loan’s collateral due to high loan to value ratios. These loans are valued based on the estimated cash flows from the shipping vessel’s operations using current shipping rates, as well as independent valuations.

Venture Capital

Venture capital investments consist primarily of direct equity investments in private eCommerce-related companies and indirect investments in private equity limited partnership funds. Investments where Allfirst has significant influence over operating and financing decisions (generally defined as owning a voting or economic interest of 20-50%) and limited partnership investments are generally accounted for under the equity method. All other investments are generally accounted for under the cost method. All venture capital investments are included in other assets on the statement of financial condition. Any income or losses from such investments are recorded in other noninterest income.

All venture capital investments are reviewed periodically for impairment. Factors used in determining potential impairment of direct equity investments include the viability of the business model, current and projected financial

ALLFIRST FINANCIAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

performance, liquidity, management strength, overall economic and market conditions, and implicit valuations resulting from recent share issuance. Factors used in determining potential impairment of indirect investments in private equity funds include an evaluation of the general partner’s valuation techniques and overall economic and market conditions. Any declines in value that are judged to be other than temporary result in a writedown of the related investment, which is recorded in other noninterest income. Venture capital investments were $16.0 million and $24.0 million at December 31, 2002 and 2001, respectively. Other than temporary impairment writedowns were $10.9 million and $0.5 million in 2002 and 2000 respectively. There were no impairment writedowns in 2001.

Income Taxes

Allfirst files a consolidated Federal income tax return. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income or expense in the period that includes the enactment date.

Stock-Based Compensation

Allfirst’s stock-based compensation plans are accounted for based on the intrinsic value method under Accounting Principles Board (“APB”) Opinion 25, Accounting for Stock Issued to Employees, and related interpretations. SFAS 123, Accounting for Stock-Based Compensation, allows a company to recognize stock-based compensation using a fair value based method of accounting if it so elects. The Company has elected not to adopt the recognition provisions of SFAS 123.

The following table presents the effect on net income (loss) if the Company had applied the fair value recognition provisions of SFAS 123 to stock option awards. Taxes are applied at the Company’s marginal effective tax rate of 38%.

	Year Ended December 31,

	2002	2001	2000

		(in thousands)
Net income (loss), as reported	$186,342	$(36,367)	$47,693
Less proforma expense, net of taxes, for options granted	(6,301)	(7,711)	(6,129)

Pro forma net income (loss)	$180,041	$(44,078)	$41,564

For purposes of providing the pro forma disclosures required under SFAS No. 123, the fair values of stock options granted were estimated at the date of the grants using a Black-Scholes option pricing model. The estimated fair value of the option is amortized to expense over the vesting period of the grant.

ALLFIRST FINANCIAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The following details the weighted average assumptions used and the resulting fair values provided by the option pricing model:

	Expected				Fair Value
	Future				per Share of
	Dividend	Volatility	Risk Free	Expected	Stock Options
Grant Date	Yield	Factor	Interest Rate	Life	Granted

12/29/1997	4.53%	0.2200	5.77%	7.0 years	$3.52
10/9/98 & 10/22/98	4.03	0.2600	4.70	10.0 years	5.89
2/9/1999	3.06	0.2950	5.01	10.0 years	10.47
5/4/1999	2.96	0.3036	5.38	5.5 years	8.73
8/10/1999	2.67	0.3254	5.87	5.5 years	8.03
8/14/2000	2.61	0.3399	6.24	5.5 years	5.81
9/20/2000	2.81	0.3869	5.94	5.5 years	6.44
11/3/2000	2.84	0.3874	5.78	5.5 years	7.06
11/24/2000	2.85	0.3866	5.41	5.5 years	7.35
2001 Grants	3.02	0.3704	5.29	7.0 years	7.47
2002 Grants	3.43	0.3295	4.42	10.0 years	8.67

Foreign Currency Transactions

Assets and liabilities, including those related to foreign branches, are re-measured into the functional currency (the U.S. dollar) at the exchange rate in effect on the date of the statement of financial condition. Revenue and expenses are translated into U.S. dollars at the rate in effect when the revenue or expense is recognized. Exchange rate gains and losses resulting from foreign currency transactions are recorded on a daily basis. Aggregate transaction gains and losses are included in other income and other expense and are not material to the financial statements.

2. Recent Accounting Pronouncements

Consolidation of Variable Interest Entities

In January 2003, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation 46 (“FIN 46”), Consolidation of Variable Interest Entities. The objective of this interpretation is to provide guidance on how to identify a variable interest entity (“VIE”) and determine when the assets, liabilities, noncontrolling interests, and results of operations of a VIE need to be included in a company’s consolidated financial statements. A company that holds variable interests in an entity will need to consolidate the entity if the company’s interest in the VIE is such that the company will absorb a majority of the VIE’s expected losses and/or receive a majority of the entity’s expected residual returns, if they occur. FIN 46 also requires additional disclosures by primary beneficiaries and other significant variable interest holders.

If it is reasonably possible that a company will have a significant variable interest in a VIE at the date the Interpretation’s consolidation requirements become effective, the company must disclose the nature, purpose, size, and activities of the VIE and the consolidated enterprise’s maximum exposure to loss resulting from its involvement with the VIE in all financial statements issued after January 31, 2003 (including December 31, 2002 financial statements). The consolidation requirements apply immediately to all VIEs created after January 31, 2003 and effective July 1, 2003 for VIEs acquired before February 1, 2003. At December 31, 2002, based on Allfirst’s interpretation of FIN 46, the Company does not have a significant variable interest in a VIE requiring disclosure or consolidation.

Guarantees

In November 2002, the FASB issued FASB Interpretation 45 (“FIN 45”), Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. This interpretation expands

ALLFIRST FINANCIAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

the disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees and requires the guarantor to recognize a liability for the fair value of an obligation assumed under a guarantee. FIN 45 clarifies the requirements of SFAS 5, Accounting for Contingencies, relating to guarantees. In general, FIN 45 applies to contracts or indemnification agreements that contingently require the guarantor to make payments to the guaranteed party based on changes in a variable that is related to an asset, liability, or equity security of the guaranteed party. Certain guarantee contracts are excluded from both the disclosure and recognition requirements of this interpretation, including, among others, guarantees relating to employee compensation, residual value guarantees under capital lease arrangements, commercial letters of credit, loan commitments, subordinated interests in a special purpose entity (“SPE”), and guarantees of a company’s own future performance.

Other guarantees are subject to the disclosure requirements of FIN 45 but not to the recognition provisions and include, among others, a guarantee accounted for as a derivative instrument under SFAS 133, a parent’s guarantee of debt owed to a third party by its subsidiary or vice versa, and a guarantee which is based on performance not price. The disclosure requirements of FIN 45 are effective for Allfirst as of December 31, 2002, and require disclosure of the nature of the guarantee, the maximum potential amount of future payments that the guarantor could be required to make under the guarantee, and the current amount of the liability, if any, for the guarantor’s obligations under the guarantee.

The recognition requirements of FIN 45 are to be applied prospectively to guarantees issued or modified after December 31, 2002. Significant guarantees that have been entered into by the company are disclosed in Note 16. Allfirst does not expect the requirements of FIN 45 to have a material impact on results of operations, financial position, or cash flows.

Accounting for Stock-Based Compensation

In December 2002, the FASB issued SFAS 148, Accounting for Stock-Based Compensation—Transition and Disclosure. This Statement amends SFAS 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. Allfirst does not plan on adopting the fair value method of recording stock options in 2003.

Acquisitions of Certain Financial Institutions

In October 2002, the FASB issued SFAS 147, Acquisitions of Certain Financial Institutions. This statement amends SFAS 72, Accounting for Certain Acquisitions of Banking or Thrift Institutions, and FASB Interpretation 9 (“FIN 9”), Applying APB Opinions 16 and 17 When a Savings and Loan Association or a Similar Institution Is Acquired in a Business Combination Accounted for by the Purchase Method. Except for transactions between two or more mutual enterprises, this Statement removes acquisitions of financial institutions from the scope of both SFAS 72 and FIN 9 and requires that those transactions be accounted for in accordance with SFAS 141, Business Combinations, and SFAS 142, Goodwill and Other Intangible Assets. Thus, the requirement in paragraph 5 of SFAS 72 to recognize (and subsequently amortize) any excess of the fair value of liabilities assumed over the fair value of tangible and identifiable intangible assets acquired as an unidentifiable intangible asset no longer applies to acquisitions within the scope of this Statement. In addition, this Statement amends SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets, to include in its scope long-term customer-relationship intangible assets of financial institutions such as depositor- and borrower-relationship intangible assets and credit cardholder intangible assets. Consequently, those intangible assets are subject to the same undiscounted cash flow recoverability test and impairment loss recognition and measurement provisions that SFAS 144 requires for other long-lived assets that are held and used.

Paragraph 5 of this Statement, which relates to the application of the purchase method of accounting, is effective for acquisitions for which the date of acquisition is on or after October 1, 2002. The provisions in paragraph 6 related to accounting for the impairment or disposal of certain long-term customer-relationship intangible assets are effective

ALLFIRST FINANCIAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

on October 1, 2002. Transition provisions for previously recognized unidentifiable intangible assets in paragraphs 8-14 are effective on October 1, 2002, with earlier application permitted.

The issuance of this guidance had no effect on Allfirst’s results of operations, financial position, or cash flows because the company did not have any assets subject to the specialized accounting guidance provided in either SFAS 72 or SFAS 147.

Accounting for Costs Associated with Exit or Disposal Activities

SFAS 146, Accounting for Costs Associated with Exit or Disposal Activities, was issued in June 2002. This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (“EITF”) 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).”

The principal difference between this Statement and EITF 94-3 relates to its requirements for recognition of a liability for a cost associated with an exit or disposal activity. This Statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF 94-3, a liability for an exit cost as defined in EITF 94-3 was recognized at the date of an entity’s commitment to an exit plan. A fundamental conclusion reached by the Board in this Statement is that an entity’s commitment to a plan, by itself, does not create a present obligation to others that meets the definition of a liability. Therefore, this Statement eliminates the definition and requirements for recognition of exit costs in EITF 94-3. This Statement also establishes that fair value is the objective for initial measurement of the liability.

The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. The adoption of this statement, which applies prospectively, is not expected to have a material effect on the company’s financial position, results of operations, or cash flows.

Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections

In April 2002, the FASB issued SFAS 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. This Statement rescinds SFAS 4, Reporting Gains andLosses from Extinguishment of Debt, and an amendment of that Statement, SFAS 64, Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements. This Statement also rescinds SFAS 44, Accounting for Intangible Assets of Motor Carriers. This Statement also amends SFAS 13, Accounting for Leases, to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. This Statement also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions.

The provisions of SFAS 145 are effective at various dates in 2002 and 2003. The changes required did not and are not expected to have a material effect on the Company’s financial position, results of operations, or cash flows.

Accounting for the Impairment or Disposal of Long-Lived Assets

SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets , was issued in August 2001. This Statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This Statement supersedes SFAS 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, and the accounting and reporting provisions of APB 30, Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for the disposal of a segment of a business (as previously defined in that Opinion). This Statement also amends ARB 51, Consolidated Financial Statements, to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary.

ALLFIRST FINANCIAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

This Statement requires that a long-lived asset to be abandoned, exchanged for a similar productive asset, or distributed to owners in a spinoff be considered held and used until it is disposed of. For long-lived assets to be disposed of by sale, SFAS 144 retains the requirement of SFAS 121 to measure a long-lived asset classified as held for sale at the lower of its carrying amount or fair value less cost to sell and to cease depreciation (amortization). Therefore, discontinued operations are no longer measured on a net realizable value basis, and future operating losses are no longer recognized before they occur. This Statement retains the basic provisions of APB 30 for the presentation of discontinued operations in the income statement but broadens that presentation to include a component of an entity (rather than a segment of a business). A component of an entity comprises operations and cash flows that can be clearly distinguished, operationally and for financial reporting purposes, from the rest of the entity. A component of an entity that is classified as held for sale or that has been disposed of is presented as a discontinued operation if the operations and cash flows of the component will be (or have been) eliminated from the ongoing operations of the entity and the entity will not have any significant continuing involvement in the operations of the component.

The provisions of this Statement became effective for Allfirst on January 1, 2002. Adopting the provisions of the statement did not have a material effect on the Company’s financial position, results of operations, or cash flows.

Accounting for Asset Retirement Obligations

SFAS 143, Accounting for Asset Retirement Obligations, was issued in August 2001. This Statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This Statement applies to all entities. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) the normal operation of a long-lived asset, except for certain obligations of lessees. As used in this Statement, a legal obligation is an obligation that a party is required to settle as a result of an existing or enacted law, statute, ordinance, or written or oral contract or by legal construction of a contract under the doctrine of promissory estoppel. This Statement amends SFASB 19, Financial Accounting and Reporting by Oil and Gas Producing Companies.
The provisions of this Statement became effective for Allfirst on January 1, 2002. Adoption of this statement is not expected to have a material effect on the Company’s financial position, results of operations, or cash flows.

Goodwill and Other Intangible Assets

In June 2001, the SFAS issued SFAS 142, Goodwill and Other Intangible Assets. This Statement addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB 17, Intangible Assets. It addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. This Statement also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements.

Allfirst adopted the provisions of this Statement on January 1, 2002. Note 6 provides further detail on the accounting for goodwill and other intangible assets and the impact of adoption on the financial statements. The future impact of this statement could result in income statement volatility due to the potential recognition of impairment losses for goodwill, as opposed to the reduction of goodwill through recurring amortization.

ALLFIRST FINANCIAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

3. Investment Securities Available For Sale

The amortized cost and fair values of investment securities available for sale at December 31, 2002 and 2001 are as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

		(in thousands)
December 31, 2002
U.S. Treasury and U.S. Government agencies	$1,892,332	$24,223	$—	$1,916,555
Mortgage-backed obligations	7,554	380	—	7,934
Collateralized mortgage obligations	150,003	808	(410)	150,401
Asset-backed securities	31,317	1,277	(5)	32,589
Obligations of states and political subdivisions	89,141	4,205	(37)	93,309
Other debt securities	83,180	—	—	83,180
Equity securities	290,250	229	(16,168)	274,311

Total	$2,543,777	$31,122	$(16,620)	$2,558,279

December 31, 2001
U.S. Treasury and U.S. Government agencies	$141,230	$735	$—	$141,965
Mortgage-backed obligations	1,985,946	24,695	—	2,010,641
Collateralized mortgage obligations	793,333	10,749	(2,012)	802,070
Asset-backed securities	243,800	7,034	(5)	250,829
Obligations of states and political subdivisions	493,077	13,529	(4,045)	502,561
Other debt securities	81,406	—	—	81,406
Equity securities	336,079	648	(25,066)	311,661

Total	$4,074,871	$57,390	$(31,128)	$4,101,133

Equity securities include AIB American Depository Receipts (ADRs) held by Allfirst related to deferred compensation and stock option plans. The fair value of the ADRs at December 31, 2002 and 2001 were $177.5 million and $190.2 million, respectively. Also included in equity securities are Federal Reserve and Federal Home Loan Bank stock with an aggregate book value at December 31, 2002 and 2001 of $70.8 million. Except for the AIB ADRs, no investment in securities of a single non-U.S. Government or government agency issuer exceeded ten percent of stockholders’ equity at December 31, 2002.

The amortized cost and fair values of debt securities available for sale at December 31, 2002 by contractual maturity are shown in the following table. Expected maturities will differ from contractual maturities because many issuers have the right to call or prepay obligations with or without call or prepayment penalties.

	December 31, 2002

	Amortized	Fair
	Cost	Value

	(in thousands)
Due in one year or less	$135,586	$135,891
Due after one year through five years	1,847,704	1,871,742
Due after five years through ten years	17,964	20,628
Due after ten years	63,398	64,782
Collateralized mortgage obligations, mortgage and asset-backed securities	188,874	190,924

Total	$2,253,527	$2,283,968

ALLFIRST FINANCIAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Proceeds from the sale of investment securities available for sale and gross gains and losses realized were as follows:

	Year Ended December 31,

	2002	2001	2000

		(in thousands)
Proceeds from sales	$4,871,539	$1,516,920	$489,940
Gross gains from sales	89,309	4,112	2,946
Gross losses from sales	—	(4,009)	(2,642)

Net gains from sales	$89,309	$103	$304

In addition to realized gains and losses arising from securities sales of $89.3 million in 2002, total securities gains, net of $74.1 million includes $15.2 million of other than temporary impairment losses attributable to marketable equity securities primarily related to the Company’s deferred compensation plans.

Allfirst engaged in two portfolio restructurings in 2002 that resulted in substantially all of the securities gains arising from sale activities and the decline in investment securities available for sale by $1.5 billion from December 31, 2001 to December 31, 2002. The first restructuring, initiated at the end of the first quarter and completed early in the second quarter, resulted in sales of $0.5 billion and purchases of $0.6 billion. Securities gains of $6.5 million were realized. The second restructuring, initiated and completed in the fourth quarter, shrank the overall size of the portfolio. Sales of $2.2 billion generated securities gains of $80.2 million. Proceeds were partially reinvested with $0.8 billion of purchases. Both restructurings reduced the optionality risk within the portfolio by replacing collateralized mortgage obligations, mortgage-backed and asset-backed securities (all with prepayment option risk) with fixed rate U.S. Government agency securities. The table on page 16 presents this change in portfolio mix.

Investment securities available for sale with a book value of $2.2 billion at December 31, 2002 and $1.6 billion at December 21, 2001 were pledged to secure public funds, trust deposits, repurchase agreements, Federal Home Loan Bank borrowings, and for other purposes required by law.

4. Loans and the Allowance for Loan Losses

Nonaccrual commercial loans and leases, commercial real estate loans and foreign loans to a single customer which aggregate more than $500,000 are evaluated individually to determine impairment. Other groups of smaller, homogeneous loans such as residential mortgages are evaluated collectively for impairment. In certain circumstances, a nonaccrual loan may not meet the definition of an impaired loan. A loan is impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. Reserves for credit losses related to impaired loans are included in the allowance for loan losses. All impaired loans are included in nonperforming loans. Chargeoffs on impaired loans are recorded when an impaired loan, or portion thereof, is considered uncollectible. Interest income received on impaired loans is either applied to principal or recognized on a cash basis. This policy is consistent with Allfirst’s method of interest recognition on nonaccrual loans.

At December 31, 2002, $93.6 million of Allfirst’s $112.0 million in total nonaccrual loans were evaluated individually for impairment. Nonaccrual loans that were not evaluated individually for impairment included nonaccrual residential mortgage and home equity loans of $10.4 million and $8.0 million in smaller balance commercial loans and leases and commercial real estate. The majority of the loans and leases evaluated for impairment were measured using the fair market value of the loan’s collateral. Based on the value of the collateral or the observable market value, $44.9 million of the $93.6 million in nonaccrual loans evaluated individually for impairment were deemed to require $14.2 million in specific allocations of the allowance for loan and lease losses due to impairment. Specific allocations were not required for the remaining $48.7 million of loans since these loans were deemed to have limited loss potential based on the evaluation of the assets securing those credits. Loan loss

ALLFIRST FINANCIAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

reserves for these loans were provided using general allocation methodologies. This included communications credits, which are closely monitored due to reliance on enterprise values.

The following tables present information on loans evaluated individually for impairment and nonperforming assets:

	December 31,

	2002	2001

	(in thousands)
Impaired loans with a specific allocation of the allowance (1)	$44,879	$24,712
Impaired loans without a specific allowance	—	21,769
Unimpaired loans	48,756	5,606

Total loans and leases evaluated individually for impairment	$93,635	$52,087

Nonaccrual loans	$111,977	$76,530
Nonaccrual loans held for sale	19,509	—
Other assets owned	7,256	12,188

Total nonperforming assets	$138,742	$88,718

(1)	The specific allowance for loans and leases evaluated individually was $14.2 million and $10.4 million as of December 31, 2002 and 2001, respectively.

	Year Ended December 31,

	2002	2001	2000

		(in thousands)
Average impaired loans	$98,101	$55,525	$44,738
Interest income recognized on impaired loans	882	1,371	1,243

The following table summarizes the activity in the allowance for loan losses during the years 2002, 2001, and 2000:

	Year Ended December 31,

	2002	2001	2000

		(in thousands)
Balance at beginning of year	$152,539	$152,539	$157,351
Provision charged to operating expenses	75,683	28,575	28,540
Less chargeoffs, net of recoveries of $10,422, $9,022, and $9,143	(71,722)	(28,575)	(33,352)

Balance at end of year	$156,500	$152,539	$152,539

ALLFIRST FINANCIAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The Company’s loan portfolio includes lease financing receivables consisting of direct financing and leveraged leases on equipment, which are included in commercial leases on the statement of financial condition, and retail automobile lease financings, which are included in indirect retail leases on the statement of financial condition. Commercial leases consist primarily of railroad equipment, commercial trucks and trailers, and commercial aircraft. Allfirst ceased originating retail automobile leases in December 2000 and the remaining portfolio is running off. A summary of lease financings by type with details of the components thereof is as follows:

	December 31,

	2002	2001

	(in thousands)
Commercial leases:
Direct financings:
Lease rentals receivable	$250,044	$276,815
Estimated residual value of leased assets	104,628	119,185
Unearned income	(55,572)	(68,056)

Net investment in direct financings	299,100	327,944
Leveraged leases:
Lease rentals receivable	169,918	193,424
Estimated residual value of leased assets	214,322	234,837
Unearned income	(65,648)	(76,651)

Net investment in leveraged leases	318,592	351,610

Net investment in commercial leases	$617,692	$679,554
Retail indirect automobile lease financings:
Lease rentals receivable	$45,033	$100,654
Estimated residual value of leased assets	96,422	163,828
Unearned income	(11,787)	(28,592)

Net investment in retail indirect automobile lease financings	129,668	235,890

Total net investment in lease financings	$747,360	$915,444

Deferred taxes attributable to leveraged leases	$267,284	$279,407

Automobile lease residual other than temporary impairment writedowns and losses in 2002, 2001, and 2000 were $12.4 million, $8.2 million and $5.6 million, respectively. Net commercial lease residual other than temporary impairment writedowns and losses (gains) in 2002, 2001, and 2000 were $(4.2) million, $1.3 million and $(3.5) million, respectively.

At December 31, 2002, the minimum future lease payments to be received from lease financings were as follows:

						Beyond
(in thousands)	2003	2004	2005	2006	2007	2007	Total

Commercial	$79,063	$61,651	$55,578	$46,125	$32,165	$145,380	$419,962
Retail	26,507	13,064	5,462	—	—	—	45,033

Total	$105,570	$74,715	$61,040	$46,125	$32,165	$145,380	$464,995

ALLFIRST FINANCIAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

5. Premises and Equipment

Components of premises and equipment at December 31, 2002 and 2001 are as follows:

		Accumulated
		Depreciation
		and
	Cost	Amortization	Net

December 31, 2002		(in thousands)
Land	$20,902	$—	$20,902
Buildings and land improvements	97,731	29,817	67,914
Leasehold improvements	56,807	29,159	27,648
Furniture and equipment	86,046	53,831	32,215
Computer hardware and software	176,809	89,479	87,330

Total	$438,295	$202,286	$236,009

December 31, 2001
Land	$21,164	$—	$21,164
Buildings and land improvements	97,583	29,460	68,123
Leasehold improvements	53,793	27,204	26,589
Furniture and equipment	90,944	55,825	35,119
Computer hardware and software	201,190	107,578	93,612

Total	$464,674	$220,067	$244,607

Depreciation and amortization on premises and equipment charged to noninterest expense amounted to $39.5 million in 2002, $33.8 million in 2001, and $31.8 million in 2000.

Lease Commitments

Allfirst occupies various office facilities under lease arrangements, which are primarily operating leases. Rental expense under these leases, net of income from subleases, was $22.0 million in 2002, $20.5 million in 2001, and $19.1 million in 2000. Rental expense under equipment lease arrangements, all of which are considered short-term commitments, was $5.9 million in 2002, $5.6 million in 2001, and $5.4 million in 2000. Aggregate minimum annual noncancellable long-term lease commitments, net of subleases, total approximately $21.4 million in 2003, $19.1 million in 2004, $16.5 million in 2005, $11.2 million in 2006, $7.9 million in 2007 and $44.3 million thereafter.

The lease amounts represent minimum rentals not adjusted for property tax and operating expenses which Allfirst may be obligated to pay. Such amounts are insignificant in relation to the minimum obligations. It is expected that in the normal course of business, leases that expire will be renewed or replaced by leases on other properties; thus, it is anticipated that future annual minimum lease commitments will not be less than the rental expense for 2002.

6. Goodwill and Other Intangible Assets

On January 1, 2002, Allfirst adopted the provisions of SFAS 142, Goodwill and Other Intangible Assets and ceased the amortization of goodwill. This Statement requires that goodwill be allocated on a reporting unit level, which is either at the same level or one level below the operating segment. Additionally, goodwill and intangible assets that have indefinite useful lives will not be amortized but rather will be tested at least annually for impairment at the reporting unit level. Intangible assets that have finite lives will continue to be amortized over their useful lives.

Goodwill and intangible assets acquired after June 30, 2001 are subject immediately to the nonamortization and amortization provisions of this Statement. For the year ended December 31, 2002, there was no goodwill

ALLFIRST FINANCIAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

amortization expense as compared to $40.4 million and $37.4 million for the years ended December 31, 2001 and 2000, respectively.

The following table shows the pro forma effects of applying SFAS 142 for the years ended December 31, 2002, 2001, and 2000.

	Year Ended December 31,

	2002	2001	2000

		(in thousands)
Reported net income (loss)	$186,342	$(36,367)	$47,693
Add back goodwill amortization, net of taxes (1)	—	39,197	37,398

Adjusted net income	$186,342	$2,830	$85,091

(1)  Amortization of goodwill related to Community Counselling Services, Inc. (“CCS”), which was acquired in May 2001, is tax deductible.

The net carrying amount of goodwill at December 31, 2002 was $727.0 million, a decrease of $43.1 million from December 31, 2001. This decrease resulted from the divestiture of CCS and Ketchum Canada, Inc. (“Ketchum”) in the form of a dividend to AIB on December 31, 2002. Goodwill was allocated to Allfirst’s reportable segments for purposes of testing for impairment as follows:

	December 31,

	2002	2001

	(in thousands)
Regional Banking	$606,535	$606,535
Asset Management	120,505	120,505
CCS	—	43,052
Capital Markets	—	—
Treasury	—	—

Total	$727,040	$770,092

As part of the implementation of SFAS 142, a transitional impairment test was required to be applied to all goodwill and other indefinite-lived intangible assets within the first half of 2002. For purposes of testing for impairment, goodwill was allocated to reporting units at the acquisition date or to the reporting unit originally intended to benefit from prior acquisitions. Allfirst has completed the impairment analysis, and no transitional impairment charge was required.

ALLFIRST FINANCIAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Allfirst continues to amortize other intangible assets over their remaining useful lives. The net carrying amounts of other intangible assets, excluding goodwill at December 31, 2002 and 2001 are as follows:

	Gross		Net
	Carrying	Accumulated	Carrying
	Amount	Amortization	Amount

	(in thousands)
December 31, 2002
Core deposit intangibles	$78,292	$64,683	$13,609
Other (1)	—	—	—

Total	$78,292	$64,683	$13,609

December 31, 2001
Core deposit intangibles	$78,292	$58,821	$19,471
Other (1)	3,538	3,184	354

Total	$81,830	$62,004	$19,825

(1)  Identifiable intangibles arising out of the 1996 acquisition of Zirkin Cutler were fully amortized in 2002.

Estimated annual amortization for future years of amortizable intangible assets is as follows:

2003	2004	2005	2006	2007	Total

		(in thousands)
$4,715	$3,666	$2,423	$1,939	$866	$13,609

7. Federal Funds Purchased, Securities Sold under Repurchase Agreements and Other Borrowed Funds, Short-term

The following is a summary of Federal funds purchased, securities sold under repurchase agreements and other borrowed funds, short-term at December 31, 2002 and 2001.

	December 31,

	2002	2001

	(in thousands)
Federal funds purchased	$514,535	$481,173
Securities sold under repurchase agreements	651,462	645,130

Subtotal Federal funds purchased and securities sold under repurchase agreements	1,165,997	1,126,302
Notes payable to AIB	100,000	—
Federal Home Loan Bank (“FHLB”) advances	250,000	—
Master demand notes	267,871	266,904
Term Federal funds purchased	105,000	25,000
Treasury tax and loan note account	181,823	275,000
Capital lease	49	—

Subtotal other borrowed funds, short-term	904,743	566,904

Total	$2,070,740	$1,693,206

ALLFIRST FINANCIAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Selected information, by short-term borrowing category, is as follows:

	Federal Funds
	Purchased and	Other
	Securities Sold	Borrowed
	Under Repurchase	Funds,
	Agreements	Short-term	Total

		(in thousands)
At December 31, 2002
Amount outstanding	$1,165,997	$904,743	$2,070,740
Weighted average interest rate	1.15%	1.32%	1.22%
For the year ended December 31, 2002
Highest amount at a month-end	$2,410,648	$1,156,774	$3,567,422
Daily average amount outstanding	1,434,177	825,944	2,260,122
Weighted average interest rate	1.56%	1.71%	1.61%
At December 31, 2001
Amount outstanding	$1,126,302	$566,904	$1,693,206
Weighted average interest rate	1.50%	1.58%	1.53%
For the year ended December 31, 2001
Highest amount at a month-end	$1,614,747	$566,904	$2,181,651
Daily average amount outstanding	1,515,875	426,864	1,942,740
Weighted average interest rate	3.75%	3.64%	3.72%

At December 31, 2002 and 2001, $663 million and $814 million, respectively of home equity loans were pledged as collateral under the “Borrower-in-Custody” program with the Federal Reserve Bank. Under this program, a depository institution pledges collateral for advances, if needed, at the discount window and is permitted to retain possession of that collateral on its own premises, subject to terms and conditions agreed upon between the Federal Reserve Bank and the institution. There were no borrowings under this program at December 31, 2002 or December 31, 2001.

During 2002, Allfirst obtained a secured credit facility with the FHLB of Atlanta. At December 31, 2002, $2.2 billion of assets were pledged as collateral for this facility consisting of $0.9 billion of home equity and residential mortgage loans and $1.3 billion of loans secured by commercial real estate. There were no borrowings under this facility in 2002.

ALLFIRST FINANCIAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

8. Long-term Debt

Following is a summary of the long-term debt of Allfirst at December 31, 2002 and 2001. The long-term debt of Allfirst is unsecured, except for the FHLB advances. The amounts below represent the par value of the debt adjusted for any unamortized discount or other basis adjustment related to hedging the debt with derivative instruments. Allfirst occasionally uses derivative instruments to manage interest rate risk and economically hedge certain fixed rate debt. Further discussion on derivative instruments is included in note 15.

	December 31,

	2002	2001

	(in thousands)
Floating Rate Note to AIB due February 11, 2007	$200,000	$—
Floating Rate Note to AIB due May 14, 2007	100,000	—
7.20% Subordinated Notes due July 1, 2007	211,806	210,475
6.875% Subordinated Notes due June 1, 2009	102,051	102,370
4.875% FHLB Advance due August 23, 2011	200,000	200,000
8.375% Subordinated Notes matured May 15, 2002	—	99,984
Floating rate Subordinated Capital Income Securities due January 15, 2027	148,845	148,556
Floating rate Subordinated Capital Income Securities due February 1, 2027	149,313	149,145
Floating rate Non-cumulative Subordinated Capital Trust Enhanced Securities due July 15, 2029	99,287	99,177
Obligations under capitalized leases and other	—	409

Total	$1,211,301	$1,010,116

The combined maturities of all long-term debt are as follows:

2003	2004	2005	2006	2007	Thereafter	Total

(in thousands)
$—	$—	$—	$—	$511,806	$699,495	$1,211,301

There is no provision in any of the notes or related indentures for a sinking fund. Several of the notes or related indentures also prohibit the sale, transfer, or disposal of any capital stock of Allfirst.

On February 11, 2002 Allfirst issued a $200 million Floating Rate Note to AIB due February 11, 2007. Interest is payable at a rate of 40 basis points over 90-day, 180-day or 360-day LIBOR at the election of Allfirst at each reset date for a corresponding interest period of 90, 180 or 360 days, respectively. The note is repayable in whole or in part at the election of Allfirst without penalty on the last day of each interest period.

On May 14, 2002 Allfirst issued a $100 million Floating Rate Note to AIB due May 14, 2007. Interest is payable at a rate of 75 basis points over 90-day, 180-day or 360-day LIBOR at the election of Allfirst at each reset date for a corresponding interest period of 90, 180 or 360 days, respectively. The note is repayable in whole or in part at the election of Allfirst without penalty on the last day of each interest period.

The 7.20% Subordinated Notes mature July 1, 2007, with interest payable semiannually and are not redeemable prior to maturity. Concurrently with the issuance of these subordinated notes, Allfirst entered into an interest rate swap to convert the fixed rate on the subordinated notes to a floating rate. In March 2001, the interest rate swap was terminated and a deferred gain of $12.1 million was recorded. The deferred gain is being amortized into income over the remaining term of the subordinated note. At December 31, 2002, the remaining unamortized deferred gain was $8.6 million. In the fourth quarter of 2002, Allfirst entered into new interest rate swaps to convert the fixed rate on the subordinated notes to a floating rate. These transactions meet the criteria for fair value hedge accounting and

ALLFIRST FINANCIAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

at December 31, 2002 the carrying value of the subordinated notes includes a $3.2 million positive fair value adjustment.

The 6.875% Subordinated Notes mature June 1, 2009, with interest payable semiannually and are not redeemable prior to maturity. Concurrently with the issuance of these subordinated notes, Allfirst entered into an interest rate swap to convert the fixed rate on the subordinated notes to a floating rate. In January 2001, the interest rate swap was terminated and a deferred gain of $3.0 million was recorded. The deferred gain is being amortized into income over the remaining term of the subordinated note. At December 31, 2002, the remaining unamortized deferred gain was $2.3 million.

The $200 million 4.875% fixed rate FHLB advance with a term of ten years matures on August 23, 2011 and is callable five years prior to maturity at the FHLB’s option. Interest is payable quarterly. Investment securities with a market value of $209 million were pledged to secure this borrowing at December 31, 2002.

The Floating Rate Subordinated Capital Income Securities (“Capital Securities”) were issued through two wholly owned consolidated subsidiaries, First Maryland Capital I (“Capital I”) and First Maryland Capital II (“Capital II”), Delaware statutory business trusts (“the Trusts”). The Capital Securities represent undivided preferred ownership interests in the assets of the Trusts. Allfirst has fully and unconditionally guaranteed all of the Trusts’ obligations under the Capital Securities. Allfirst purchased 9,280 Common Securities of the Trusts ($1,000 liquidation amount per security) for a purchase price of $9.14 million. The Trusts used the aggregate proceeds of $304.6 million from the issuance of the Capital Securities and Common Securities to purchase $309.3 million aggregate principal amount of Floating Rate Junior Subordinated Debentures (“Junior Subordinated Debentures”) issued by Allfirst which represent the sole assets of the Trusts.

Holders of the Capital Securities are entitled to receive cumulative cash distributions at a variable annual rate equal to LIBOR plus 1.00% for the $150 million issued in December 1996 by Capital I and LIBOR plus 0.85% for the $150 million issued in February 1997 by Capital II. Cash distributions in each case are based on the liquidation amount of $1,000 per Capital Security. Interest on the Junior Subordinated Debentures is calculated at the same rate as the Capital Securities.

The December 1996 Junior Subordinated Debentures mature on January 15, 2027 and are redeemable by Allfirst in whole or in part on or after January 15, 2007. The February 1997 Junior Subordinated Debentures mature on February 1, 2027 and are redeemable by Allfirst in whole or in part on or after February 1, 2007. The Junior Subordinated Debentures are redeemable by Allfirst in whole but not in part, upon the occurrence of certain special events. The Capital Securities will remain outstanding until the Junior Subordinated Debentures are repaid at maturity, are redeemed prior to maturity, or are distributed in liquidation to the Trusts.

The Floating Rate Non-Cumulative Subordinated Trust Enhanced Securities (“SKATES”) were issued through a consolidated subsidiary, Allfirst Preferred Capital Trust (“Allfirst Capital Trust”). Allfirst Capital Trust is a statutory business trust formed on June 29, 1999 under the laws of the State of Delaware for the exclusive purposes of (i) issuing the SKATES and common securities, (ii) purchasing Asset Preferred Securities issued by AllfirstPreferred Asset Trust (“Allfirst Asset Trust”) and (iii) engaging in only those other activities necessary or incidental thereto. Allfirst Asset Trust is a statutory business trust formed on June 29, 1999 under the laws of the State of Delaware for the exclusive purposes of (i) issuing its Asset Preferred Securities and common securities, (ii) investing the gross proceeds of the Asset Preferred Securities in a junior subordinated debenture of Allfirst Financial Inc. and other permitted investments and (iii) engaging in only those other activities necessary or incidental thereto. Allfirst Financial Inc. holds 100% of the common securities of both trusts.

Distributions on the SKATES are non-cumulative. The distribution rate on the SKATES is a rate per annum of three month LIBOR plus 1.50% of the stated liquidation amount of $1,000 per SKATES, reset quarterly two business days prior to the distribution dates of October 15, January 15, April 15, and July 15 in each year. The distributions will be paid if, as and when Allfirst Capital Trust has funds available for payment. The SKATES are subject to mandatory redemption if the Asset Preferred Securities of Allfirst Asset Trust are redeemed. Allfirst Asset Trust

ALLFIRST FINANCIAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

will redeem the Asset Preferred Securities if the junior subordinated debenture of Allfirst Financial Inc. held by the Allfirst Asset Trust is redeemed. Allfirst Financial Inc. may redeem the junior subordinated debentures, in whole or in part, at any time on or after July 15, 2009 with the prior consent of the Federal Reserve Board and the Central Bank of Ireland. Allfirst Asset Trust will redeem the Asset Preferred Securities at an amount equal to $1,000 plus accrued and unpaid distributions for the current quarterly period from the last distribution date. An equal amount of the SKATES will be redeemed upon any redemption of the Asset Preferred Securities at an amount per SKATE equal to $1,000 plus accrued and unpaid distributions from the last distribution payment date. Allfirst Financial Inc. has guaranteed, on a subordinated basis, the payment in full of all distributions and other payments on the SKATES and on the Asset Preferred Securities to the extent that Allfirst Capital Trust and Allfirst Asset Trust, respectively, have funds legally available.

9. Other Comprehensive Income (Loss)

The components of other comprehensive income (loss) for the years ended December 31, 2002, 2001, and 2000 are as follows:

	Tax Expense
	Pretax	(Benefit)	After Tax

	(in thousands)
December 31, 2002
Unrealized gains on securities:
Unrealized gains arising during period	$72,311	$27,957	$44,354
Less: realized gains included in net income	74,063	28,144	45,919

Net change in unrealized gains	$(1,752)	$(187)	(1,565)
Minimum pension liability adjustment			(44,611)
Minimum SERP liability adjustment			393

Other comprehensive income (loss)			$(45,783)

December 31, 2001
Unrealized gains on securities:
Unrealized gains arising during period	$49,513	$18,597	$30,916
Less: realized gains included in net income	103	41	62

Net change in unrealized gains	$49,410	$18,556	30,854
Minimum pension liability adjustment			(505)

Other comprehensive income			$30,349

December 31, 2000
Unrealized gains on securities:
Unrealized gains arising during period	$133,678	$51,588	$82,090
Less: realized gains included in net income	304	120	184

Net change in unrealized gains	$133,374	$51,468	81,906
Minimum pension liability adjustment			963

Other comprehensive income			$82,869

10. Redeemable Preferred Stock

Allfirst issued 90,000 shares of 4.50% cumulative, redeemable preferred stock with a $5 par value and a $100 liquidation preference per share in connection with the Zirkin-Cutler acquisition in 1996. The redeemable preferred stock was recorded at $7.6 million which was the fair value of the stock at the date of issue. The carrying amount

ALLFIRST FINANCIAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

was increased to the mandatory redemption amount of $9.0 million by periodic accretions using the interest method with an offset to retained earnings.

The shares were redeemed on July 1, 2002 at $100 per share (liquidation value) plus accrued and unpaid cumulative dividends through the redemption date. At December 31, 2002 90,000 shares of preferred stock, par value $5.00 were authorized with none outstanding and 10,000 shares with a par value of $1.00 were authorized with none outstanding.

11. Employee Benefit Plans

Allfirst sponsors three defined benefit pension plans. The largest plan (“the qualified plan”) covers substantially all employees of Allfirst and its subsidiaries; the two smaller plans (“the nonqualified plans”) provide supplemental benefits to certain key employees. Benefits under the plans are generally based on age, years of service and compensation levels.

In addition, Allfirst sponsors defined benefit postretirement plans that provide medical and life insurance coverage to eligible retirees and dependents based on age and length of service. Medical coverage options are similar to those available to active employees. The cost of plan coverage for retirees and their qualifying dependents is based upon a credit system that combines age and years of service. Substantially all employees become eligible for these benefits when they retire. Benefits are provided through a variety of health care programs including Health Maintenance Organizations (“HMO”) and insurance companies whose premiums are based on the benefits paid during the year. Information related to these plans is presented under “Postretirement” in the following tables.

As part of an initiative to achieve efficiencies, the Allfirst Enhanced Voluntary Early Retirement Program was offered, effective December 1, 2002, to eligible employees who were at least 55 years of age and had at least 15 years of service under the Allfirst pension plan. The program enhancement added 3 years to each participant’s age and 3 years to each participant’s years of service when calculating pension benefits. Of the 324 eligible employees, 240 elected to participate. 2002 results include a $40.8 million charge which represents the cost of the program and is reflected within noninterest expense on the income statement as the early retirement charge. $39.3 million of this cost is included in the table summarizing the components of net periodic cost (benefit) for Allfirst’s defined benefit pension plans on page 30 while the remaining $1.5 million represents other non-pension employee benefits.

The tables on pages 28 – 30 present the following information for the: (1) Qualified Plan – Pension Benefits; (2) Nonqualified Plans – Pension Benefits; and (3) Postretirement Plan at December 31, 2002 and 2001 or for the year ended December 31, 2002, 2001, and 2000:

•	Reconciliation of the beginning and ending balances of the projected benefit obligation

•	Reconciliation of the beginning and ending balances of the fair value of plan assets

•	Analysis of the funded status of the plan

•	Amounts recognized in the consolidated statements of financial condition

•	Unfunded accumulated benefit obligations (the accumulated benefit obligation exceeds plan assets)

•	Net periodic benefit cost (benefit)

The assets of the qualified plan include 141,000 AIB ADRs with fair values of $3.8 million and $3.3 million at December 31, 2002 and 2001, respectively.

ALLFIRST FINANCIAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Qualified Plan Pension Benefits:	At or for the Year Ended December 31,

	2002	2001	2000

	(in thousands)
Projected benefit obligation
Benefit obligation at beginning of year	$240,483	$206,056
Service cost	11,126	8,656
Interest cost	17,004	15,206
Amendments	2,856	—
Actuarial loss	18,518	23,564
Curtailment	(3,213)	—
Special benefits	13,417	—
Settlements	(48,152)	—
Benefits paid	(5,777)	(12,999)

Benefit obligation at end of year	$246,262	$240,483

Plan assets
Fair value of plan assets at beginning of year	$254,408	$288,204
Actual return on plan assets	(48,418)	(20,797)
Benefits paid	(5,777)	(12,999)
Settlements	(48,152)	—

Fair value of plan assets at end of year	$152,061	$254,408

Funded status	$(94,201)	$13,925
Unrecognized net loss	125,417	64,769
Unrecognized prior service benefit	612	(2,829)

Net amount recognized	$31,828	$75,865

Amounts recognized in the statement of financial condition
Prepaid benefit cost	$—	$75,865
Accrued benefit liability	(40,737)	—
Intangible asset	612	—
Accumulated other comprehensive income	71,953	—

Net amount recognized	$31,828	$75,865

Unfunded accumulated benefit obligation
Accumulated benefit obligation	192,798	188,929
Fair value of plan assets	152,061	254,408

Unfunded accumulated benefit obligation	$40,737	$—

Net periodic benefit cost (benefit)
Service cost	$11,126	$8,656	$7,251
Interest cost	17,004	15,206	14,412
Expected return on plan assets	(24,901)	(28,318)	(30,079)
Amortization of prior service benefit	(558)	(664)	(664)
Recognized net actuarial (gains) losses	3,401	—	(2,912)
Curtailment benefit	(27)	—	—
Special benefits expense	13,417	—	—
Settlement expense	24,575	—	—

Net periodic cost (benefit)	$44,037	$(5,120)	$(11,992)

ALLFIRST FINANCIAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Nonqualified Plans Pension Benefits:	At or for the Year Ended December 31,

	2002	2001	2000

	(in thousands)
Projected benefit obligation
Benefit obligation at beginning of year	$22,487	$15,626
Service cost	897	886
Interest cost	1,476	1,371
Amendments	(579)	—
Actuarial loss	1,344	5,071
Curtailment	510	—
Special benefits	491	—
Settlements	(2,900)	—
Benefits paid	(718)	(467)

Benefit obligation at end of year	$23,008	$22,487

Plan assets	$—	$—

Funded status	$(23,008)	$(22,487)
Unrecognized net loss	3,863	4,324
Unrecognized prior service cost	1,703	2,931
Unrecognized transition obligation	—	60

Net amount recognized	$(17,442)	$(15,172)

Amounts recognized in the statement of financial condition
Accrued benefit liability	$(19,331)	$(17,695)
Intangible asset	611	980
Accumulated other comprehensive income	1,279	1,543

Net amount recognized	$(17,441)	$(15,172)

Unfunded accumulated benefit obligation
Accumulated benefit obligation	18,436	17,695
Fair value of plan assets	—	—

Unfunded accumulated benefit obligation	$18,436	$17,695

Net periodic benefit cost
Service cost	$897	$886	$705
Interest cost	1,476	1,371	1,045
Amortization of unrecognized transition obligation	60	60	60
Amortization of prior service cost	603	710	601
Recognized net actuarial losses	1,070	991	684
Curtailment expense	977	—	—
Special benefits expense	491	—	—
Settlement expense	314	—	—

Net periodic cost	$5,888	$4,018	$3,095

ALLFIRST FINANCIAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Postretirement Plan:	At or for the Year Ended December 31,

	2002	2001	2000

	(in thousands)
Projected benefit obligation
Benefit obligation at beginning of year	$43,703	$35,632
Service cost	1,277	1,086
Interest cost	3,221	2,881
Actuarial loss	4,179	8,326
Benefits paid	(4,265)	(4,222)

Benefit obligation at end of year	$48,115	$43,703

Plan assets	$—	$—

Funded status	$(48,115)	$(43,703)
Unrecognized net loss	9,096	5,226
Unrecognized prior service benefit	(3,066)	(3,452)
Unrecognized transition obligation	9,923	10,916

Net amount recognized	$(32,162)	$(31,013)

Amounts recognized in the statement of financial condition
Accrued benefit liability	$(32,162)	$(31,013)

Unfunded accumulated benefit obligation
Accumulated benefit obligation	$48,115	$43,703
Fair value of plan assets	—	—
Unfunded accumulated benefit obligation	$48,115	$43,703

Net periodic benefit cost
Service cost	$1,278	$1,086	$1,356
Interest cost	3,221	2,881	2,587
Amortization of unrecognized transition obligation	992	992	992
Amortization of prior service benefit	(387)	(387)	(387)
Recognized net actuarial (gains) losses	310	37	(260)

Net periodic cost	$5,414	$4,609	$4,288

Net periodic benefit costs for each of the plans were based on the following assumptions:

	Qualified Plan		Nonqualified Plans
	Pension Benefits		Pension Benefits		Postretirement Plan

	2002	2001	2002	2001	2002	2001
Weighted average assumptions
as of December 31:

Discount rate	6.51%	6.94%	6.30%-6.35%	6.63%-7.09%	6.75%	7.25%
Expected return on plan assets	10.00%	10.00%	—	—	—	—
Rate of compensation increase	4.50%	4.50%	4.50%	4.50%	—	—

The 2002 healthcare trend rate is assumed to be 8.0% for non-HMO healthcare benefits and 7.0% for HMO medical benefits. The rates for non-HMO plans are assumed to decrease gradually to 5.0% in the year 2008 and remain at that level thereafter. The rates for HMO plans are assumed to decrease gradually to 5.0% in the year 2006 and remain at that level thereafter.

ALLFIRST FINANCIAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Assumed healthcare cost trend rates have a significant effect on the amounts reported for postretirement expense. A one percentage point change in assumed healthcare cost trend rates would have the following effects on 2002 postretirement expenses and the December 31, 2002 postretirement benefit obligation:

	1 Percentage Point

	Increase	Decrease

	(in thousands)
Increase (decrease) in total of service cost and interest cost components	$184	$(169)
Increase (decrease) in postretirement benefit obligation	2,608	(2,344)

Allfirst provides all salaried and eligible hourly employees with a defined contribution plan. Eligible employees can enter the plan on January 1, April 1, July 1, or October 1 following their date of employment. Employees can contribute varying percentages of their annual compensation up to a maximum of 16% (highly compensated maximum of 10% during 2002). Allfirst matches 100% of the first 3% and 50% of the next 3% of an employee’s contribution. Defined contribution plan expenses totaled $9.3 million $7.7 million and $7.1 million in 2002, 2001, and 2000, respectively.

12. Stock Options and Awards

Allfirst’s 1989 Long-Term Incentive Plan and Trust (the “1989 Plan”) provides for the award to key employees who contribute to the continued growth, development and financial success of Allfirst of up to seven million ordinary shares of AIB (“Common Stock”) or the equivalent thereof in ADRs. Awards are made to participants, without payment of consideration by the participant, in the form of Restricted Stock purchased by Allfirst in the open market and are held in trust under the 1989 Plan until the expiration of the relevant restriction period. Awards aggregating 4,000, 34,000 and 42,500 ADRs were made during 2002, 2001, and 2000, respectively. Expenses relative to this plan totaled $726 thousand, $791 thousand and $702 thousand, in 2002, 2001, and 2000, respectively. The awards are subject to a restriction period of at least three years.

Allfirst’s 1997 and 1999 Stock Option Plans provide for the grant to key employees of options to acquire AIB ADRs. The options are granted at no less than the fair market value of the stock at the date of the grant. Options granted in 1998 through 2001 with the exception of the options granted under the Allfirst Shares Plan, vest one half in 24 months and one half in 36 months from the grant date and must be exercised within 10 years of the grant date or they will expire. Options granted on December 29, 1997 vested six months from the grant date and must be exercised within seven years of the grant date or they will expire.

During 1999, Allfirst implemented an all employee stock option program called Allfirst Shares which is part of the 1997 Stock Option Plan. Each full and part-time employee who was eligible for employee benefits and was employed by Allfirst as of May 4, 1999 received an option to purchase up to 100 ADRs. The options may be exercised (i) any time after May 4, 2002 and before May 4, 2004, as long as the closing price of ADRs has equaled or exceeded 150% of the exercise price for five consecutive days at any time after the grant date; or (ii) any time after May 4, 2004, regardless of the price of the ADRs. The options must be exercised within 10 years or they will expire. Options under the 1999 Stock Option Plan vest based on certain performance criteria. Options were granted under the 1997 Stock Option Plan in 2002, 2001, and 2000 while options were granted under the 1999 Stock Option Plan in 2001 and 2000.

In connection with Allfirst’s stock option plans, Allfirst and an independent Trustee created a trust for the purpose of acquiring ADRs in the open market with the proceeds of a loan from Allfirst. Generally, the Trust will acquire ADRs in an amount equal to the number of stock options granted at or about each grant date. Proceeds from option exercises and any dividends and other earnings on the trust assets will be used to repay the loan to the trust. Option holders have no preferential rights with respect to the trust assets, and the trust assets are subject to the claims of Allfirst’s general creditors in the event of insolvency. Accordingly, the Trust is consolidated in Allfirst’s financial statements and the ADRs held by the trust are classified on Allfirst’s statement of financial condition as investment

ALLFIRST FINANCIAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

securities available for sale. At December 31, 2002 and 2001, investment securities available for sale included ADRs of $175.7 million and $188.8 million, respectively, related to the 1997 and 1999 Stock Option Plans. Any decline in value of the ADRs in the trust is reflected as an unrealized loss on investment securities available for sale and included in other comprehensive income in stockholders’ equity. AIB will not issue any securities in connection with the 1997 or 1999 Stock Option Plan, will not receive any proceeds from the exercise of the options, and otherwise has no rights or obligations with respect to the stock option plans.

A summary of the status of Allfirst’s stock option plans as of December 31, 2002 and 2001 and changes during the years ending on those dates is presented below; options represent ADRs:

	2002		2001
	Options	Weighted-Average	Options	Weighted-Average
	(000)	Exercise Price	(000)	Exercise Price

Outstanding at beginning of year	8,432.0	$22.38	6,448.2	$22.69
Granted	583.9	28.56	2,165.1	21.64
Exercised	(1,090.1)	19.76	(8.4)	18.67
Forfeited	(680.2)	22.60	(172.9)	24.93

Outstanding at end of year	7,245.6	$23.25	8,432.0	$22.38

The following table summarizes information about fixed options outstanding at December 31, 2002:

	Options Outstanding			Options Exercisable

	Number	Weighted-	Weighted-	Number	Weighted-
	Outstanding	Average	Average	Exercisable	Average
	At 12/31/02	Remaining Life	Exercise	At 12/31/02	Exercise
Grant Date	(000)	Until Expiration	Price	(000)	Price

12/29/97	417.1	2.0 years	$18.67	417.1	$18.67
10/9/98 & 10/22/98	922.8	5.8 years	26.65	922.8	26.62
2/9/99	76.2	6.1 years	34.04	76.2	34.04
5/4/99	372.2	6.3 years	31.67	42.0	31.67
8/10/99	1,147.1	6.6 years	26.05	1,052.1	26.05
8/14/00	1,194.6	7.6 years	17.72	473.7	17.72
9/20/00	120.0	7.7 years	18.55	—	—
11/3/00	396.4	7.8 years	20.50	145.4	20.50
11/24/00	90.0	7.9 years	21.75	—	—
2001 Grants	1,925.3	8.0-8.8 years	21.64	—	—
2002 Grants	583.9	9.3-9.9 years	28.56	—	—

Total	7,245.6	7.31 years	$23.25	3,129.3	$23.99

ALLFIRST FINANCIAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

13. Income Taxes

The components of income tax expense (benefit) are as follows:

	Year Ended December 31,

	2002	2001	2000

		(in thousands)
Current:
Federal	$48,639	$(3,573)	$(20,563)
Foreign (1)	110	130	575
State	2,718	4,446	3,067

Total current	51,467	1,003	(16,921)
Deferred:
Federal	13,602	(37,836)	35,830
State	(11,953)	2,103	2,162

Total deferred	1,649	(35,733)	37,992

Total income tax expense (benefit)	$53,116	$(34,730)	$21,071

(1)	Foreign income taxes represent taxes on interest received from foreign borrowers and foreign dividends received.

The differences between actual income tax expense (benefit) and the amount computed by applying the statutory federal income tax rate to income before income taxes are as follows:

	Year Ended December 31,

	2002	2001	2000

		(in thousands)
Federal income tax expense (benefit) at statutory rate of 35%	$83,810	$(24,884)	$24,068
Tax exempt income	(14,286)	(16,294)	(14,784)
State income taxes, net of Federal benefits	4,364	(11,906)	3,399
Change in valuation allowance — state tax carryforwards	(13,585)	16,163	—
Amortization of intangibles	—	13,128	13,089
Federal tax credits	(9,844)	(11,041)	(6,563)
Other, net	2,657	104	1,862

Income tax expense (benefit)	$53,116	$(34,730)	$21,071

Effective tax rate	22.18%	48.85%	30.64%

ALLFIRST FINANCIAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows:

	Year Ended December 31,

	2002	2001

	(in thousands)
Deferred tax assets:
Allowance for loan losses	$53,615	$53,937
Deferred compensation	10,160	10,656
Income on loans	8,085	8,786
Accrued expenses	1,940	5,262
Pensions	35,578	—
Federal operating loss carryforwards	—	33,277
State operating loss & tax credit carryforwards	15,262	18,479
Tax credit carryforwards	46,596	64,787
Other	17,755	27,902

Total gross deferred tax assets before valuation allowance	188,991	223,086

Valuation allowance	(2,578)	(16,163)

Total gross deferred tax assets after valuation allowance	$186,413	$206,923

Deferred tax liabilities:
Leasing	377,294	407,952
Pensions	—	9,094
Depreciation	18,079	13,628
Net unrealized gains on investment securities available for sale	9,478	9,665
Other	31,885	42,548

Total gross deferred tax liabilities	436,736	482,887

Net deferred tax liability	$250,323	$275,964

At December 31, 2002, net operating loss carryforwards, which expire in year 2019, are available for state income tax purposes, the net tax benefit of which is $13.0 million. State tax credit carryforwards are also available at December 31, 2002, the net tax benefit of which is $2.2 million. These credits expire in years through 2009. At December 31, 2002, a valuation allowance of $2.6 million remained with respect to these carryforward benefits, $2.2 million of which relates to the carryforward credits and $0.4 million relates to the net operating loss carryforwards.

At December 31, 2001, net operating loss carryforwards, which expire in year 2019, were available for state income tax purposes, the net tax benefit of which was $15.5 million. State tax credit carryforwards were also available, the net tax benefit of which was $2.9 million. A valuation allowance of $16.2 million was established at December 31, 2001 with respect to these carryforward benefits. $13.6 million of the valuation allowance was reversed in 2002 when it was determined that it was more likely than not that these items would be fully utilized.

U.S. Federal minimum tax credit carryforwards in the amount of $46.6 million are available at December 31, 2002. These credits carryforward indefinitely and are expected to be fully utilized.

14. Regulatory Matters and Dividend Restrictions

Allfirst and its subsidiary banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on Allfirst’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action,

ALLFIRST FINANCIAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

subsidiary banks must meet specific capital guidelines that involve quantitative measures of subsidiary banks’ assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Subsidiary banks’ capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Qualitative measures established by regulation to ensure capital adequacy require subsidiary banks to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and Tier 1 capital (as defined) to average assets (as defined). As of December 31, 2002, subsidiary banks met all minimum capital requirements to which they are subject.

Allfirst’s actual capital amounts and ratios at December 31, 2002 and 2001, are presented in the following table. Note that the Tier 1 Capital (to Quarterly Average Assets) ratio is also referred to as the “Leverage Capital Ratio”.

			Minimum	Minimum
			for Capital	to be "Well
	Amount	Ratio	Adequacy	Capitalized"

	(in thousands)
At December 31, 2002
Total Capital (to Risk Weighted Assets):
Allfirst	$1,810,039	11.60%	8.00%	N/A
Allfirst Bank	1,719,126	12.34	8.00	10.00%
Tier 1 Capital (to Risk Weighted Assets):
Allfirst	$1,321,517	8.47%	4.00%	N/A
Allfirst Bank	1,259,615	9.04	4.00	6.00%
Tier 1 Capital (to Quarterly Average Assets):
Allfirst	$1,321,517	8.10%	4.00%	N/A
Allfirst Bank	1,259,615	7.91	4.00	5.00%
At December 31, 2001
Total Capital (to Risk Weighted Assets):
Allfirst	$1,686,018	10.58%	8.00%	N/A
Allfirst Bank	1,350,914	8.89	8.00	10.00%
Tier 1 Capital (to Risk Weighted Assets):
Allfirst	$1,109,220	6.96%	4.00%	N/A
Allfirst Bank	1,062,103	6.99	4.00	6.00%
Tier 1 Capital (to Quarterly Average Assets):
Allfirst	$1,109,220	6.56%	4.00%	N/A
Allfirst Bank	1,062,103	6.46	4.00	5.00%

As of December 31, 2002, the total capital ratio of Allfirst’s primary banking unit, Allfirst Bank, met the “well capitalized” standard under the regulatory framework for prompt corrective action. At December 31, 2001, Allfirst Bank met the “adequately capitalized” standard, but not the “well capitalized” standard as a result of the losses arising from the Fraudulent Activities announced on February 6, 2002. On February 11, 2002, the Allfirst parent company injected additional capital in the form of subordinated debt into Allfirst Bank. The pro forma regulatory total capital ratio of Allfirst Bank at December 31, 2001, after the effect of the Allfirst parent company capital injection, compared favorably to the “well capitalized” standard under the regulatory framework.

ALLFIRST FINANCIAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Various Federal and state laws and regulations limit the amount of dividends the Banks can pay to Allfirst without regulatory approval. The approval of a bank’s primary federal regulator is required for any dividend if the total of all dividends declared by such bank in any calendar year exceeds the total of its net profits for that year combined with its retained net profits for the preceding two years less any required transfers to surplus or a fund for the retirement of any preferred stock. Additionally, Allfirst Bank may pay dividends only out of undivided profits unless State of Maryland bank regulatory approval is obtained, and Allfirst Financial Center, N.A. may not declare dividends in excess of net profits on hand, after deducting the amount by which the principal amount of all loans on which interest is past due for a period of six months or more exceeds the reserve for credit losses.

Under the first and currently more restrictive of the foregoing dividend limitations, at January 1, 2003, Allfirst Bank had $54.6 million of retained earnings available to pay dividends to Allfirst. At January 1, 2003, Allfirst Financial Center, N.A. had no retained earnings available to pay dividends to Allfirst.

Section 23A of the Federal Reserve Act limits extensions of credit that can be made from the Banks to any affiliate (with certain exceptions), including the Parent Company. Loans to any one affiliate may not exceed 10% of a bank subsidiary’s capital and surplus and loans to all affiliates cannot exceed 20% of such bank subsidiary’s capital and surplus. Additionally, all loans must be collateralized and must have terms comparable to those with unaffiliated companies.

The Banks are required to maintain reserves, included in cash and due from banks, with the Federal Reserve Bank against their deposits. Average reserve balances maintained during 2002, 2001, and 2000 were $23.0 million, $15.7 million, and $27.0 million respectively.

On May 16, 2002, Allfirst, Allfirst Bank and Allied Irish Banks, p.l.c. entered into a written agreement with the Federal Reserve Board, the Federal Reserve Bank of Richmond, the Maryland Commissioner of Financial Regulation and the Central Bank of Ireland (the “Written Agreement”). Pursuant to the Written Agreement, Allfirst:

a)	Prepared and submitted to its supervisory authorities a detailed written management plan to strengthen the management of Allfirst, improve the Board’s oversight of its officers and operations and enhance its risk management architecture.

b)	Evaluated and prepared written findings and conclusions regarding management’s adherence to established risk management policies and procedures.

c)	Established additional policies approved by Allfirst’s supervisory authorities to enhance risk management, internal controls and management information systems of Allfirst.

d)	Enhanced the internal audit program for Allfirst in a manner approved by its supervisory authorities.

Allfirst complied with the terms of the Written Agreement primarily through the development, approval and delivery of a management plan to the supervisory authorities. The Federal Reserve, the Maryland Commissioner of Financial Regulation and the Central Bank of Ireland have each issued letters confirming that Allfirst will be released from the Written Agreement upon consummation of Allfirst’s merger with M&T Bank Corporation. Allfirst does not anticipate any additional obligations under the Written Agreement and its ongoing implementation of the management plan is not expected to have a material impact on Allfirst’s consolidated financial position or results of operations.

ALLFIRST FINANCIAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

15.     Derivative Financial Instruments

Allfirst utilizes derivatives primarily to support corporate customers’ risk management activities. Once a derivative is sold to a corporate customer, an offsetting derivative position is generally obtained in order to neutralize the risk associated with the exposure to the customer. Customer-related trading activities primarily involve the use of options contracts, futures contracts, interest rate swaps and cap and floor arrangements. Prior to the announcement of the proprietary foreign exchange trading losses on February 6, 2002 (more fully described in note 22), Allfirst also utilized derivatives for proprietary trading purposes. All proprietary trading activities ceased during the first quarter of 2002.

The Company also occasionally uses interest rate swaps as part of its overall interest rate risk management process in order to protect against the risk of adverse price or interest rate movements on the value of certain assets and liabilities and on future cash flows. At December 31, 2001, Allfirst held no derivatives associated with interest rate risk management. However, unamortized deferred gains from the early termination of interest rate swaps designated to hedge Allfirst’s balance sheet during 2001 were $10.9 million at December 31, 2002. There were no deferred losses. Deferred gains and losses that resulted from the early termination of interest rate swaps are amortized into income over the remaining original life of the interest rate swap or the life of the underlying hedged asset (liability), whichever is shorter.

During the fourth quarter 2002, five interest rate swaps aggregating $200 million notional value were purchased in order to hedge the fair value of fixed rate long-term debt. These “receive fixed” interest rate swaps are scheduled to mature in July 2007, the same date as the underlying debt instrument. The swaps are accounted for as fair value hedges. At December 31, 2002, the fair value of these derivatives was $3.2 million. There were no ineffective hedge gains (losses).

ALLFIRST FINANCIAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The following table presents the notional amounts and end-of-period fair values of all derivative instruments at December 31, 2002 and 2001:

	Notional/	Fair	Fair
	Contract	Value	Value
	Value	Assets	Liabilities

	(in thousands)
December 31, 2002:
U.S. dollar interest rate contracts as intermediary: (1)
Interest rate swaps	$3,542,881	$135,949	$123,986
Interest rate caps and floors written	167,346	—	1,771
Interest rate caps and floors purchased	160,551	1,828	—
Securities trading activities:
Commitments to purchase securities, futures and forward contracts	736,306	—	—
Commitments to sell securities, futures and forward contracts	51,309	—	—
Foreign exchange (“FX”) trading activities:
FX spot and forward contracts (2)	91,448	2,370	2,520

Total Fair Value		$140,147	$128,277

December 31, 2001:
U.S. dollar interest rate contracts as intermediary: (1)
Interest rate swaps	$3,086,494	$59,934	$49,574
Interest rate caps and floors written	166,742	—	1,296
Interest rate caps and floors purchased	160,718	1,311	—
Swaptions purchased	5,000	—	—
Swaptions written	5,000	—	—
Securities trading activities:
Commitments to purchase securities, futures and forward contracts	235,373	—	—
Commitments to sell securities, futures and forward contracts	17,577	—	—
FX trading activities:
FX spot and forward contracts (2)	1,098,567	2,064	135,670
FX options written	941,869	—	402,996
FX options purchased	167,926	1	—

Total Fair Value		$63,310	$589,536

(1)	Notional amounts detailed for interest rate swaps, caps, floors and swaptions represent the contractual amount on which interest payments are calculated. All other notional amounts are the contractual amounts to be exchanged at a future date (forward and futures contracts) or if the option is exercised (FX options).

(2)	The contractual amounts presented for FX spot and forward contracts are netted for contracts with the same counterparty where there is a master netting agreement. The gross contractual amount of foreign exchange spot and forward contracts was $91.4 million and $13.9 billion as of December 31, 2002 and 2001, respectively. The fair values presented take into consideration the effects of legally enforceable master netting agreements.

All derivatives are carried at fair value and are included in derivative assets and derivative liabilities in the consolidated statements of condition. Fair value is generally determined based on quoted market rates and pricing models. If these methods cannot be applied, quoted prices of similar instruments may be used. Changes in the fair value of derivative trading instruments are included in current period trading income, which is a component of noninterest income.

ALLFIRST FINANCIAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Allfirst’s credit risk exposure is represented by the instruments detailed above with a positive fair value. Allfirst would incur a loss if it were necessary to replace these instruments due to counterparty default. Allfirst minimizes the credit risk of these instruments through adherence to credit approvals, risk control limits, and monitoring procedures. Market risk is the risk of decline in the value of the contract arising from adverse movements in price, index or rate of the instrument underlying the contract. Exposure to market risk is managed in accordance with Allfirst’s approved risk limits and by entering into offsetting positions. In addition, trading systems are in place which are designed to measure risks and profitability associated with trading positions as market movements occur. Additional controls were implemented during 2002 in response to the fraudulent activities.

Interest Rate Swaps — These transactions generally involve the exchange of fixed and floating payments without the exchange of the underlying principal amounts. Payments made or received under swap contracts are accrued based on contractual terms and are reported as trading income. The related accrued amounts receivable and payable to customers or counterparties are included in other assets or liabilities. Revenues from the customer portfolio represent a small profit margin on intermediated transactions. The difference in the fair value of the offsetting amounts is not material.

Interest Rate Caps and Floors — These instruments are written by Allfirst to enable customers to transfer, modify, or reduce their interest rate risk exposure. In a cap or floor contract, the purchaser pays a premium at the initiation of the contract for the right to receive payments if market interest rates are greater than the strike price of a cap or less than the strike price of a floor. Payments made or received under cap or floor contracts are accrued based on contractual terms and are reported as trading income.

Swaptions — These instruments are written by Allfirst to enable customers to transfer, modify or reduce their interest rate risk exposure. The purchaser of a swaption pays a premium up front to the seller for the opportunity to enter into a swap with specified terms or to cancel or extend an existing swap at a specified date in the future. Offsetting swaptions are purchased to mitigate the risk related to the written transactions. Payments made or received under swaption contracts are accrued based on contractual terms and are reported as trading income.

Commitments to Purchase and Sell Securities, Futures and Forward Contracts — These instruments are contracts for delayed delivery of securities or money market instruments in which the seller agrees to deliver a specified instrument at a specified price or yield at a specified date. Commitments to purchase and sell securities, futures and forward contracts used in securities trading operations are recognized currently at fair value and changes in fair value are reported as trading income.

Commitments to Purchase and Sell FX — Forward commitments involve the purchase or sale of foreign currency amounts for delivery at a specified future date. Payments on forward commitments are exchanged on the delivery date based on the exchange rate in the contract. Forward commitments to purchase and sell FX are recognized at fair value and changes in fair value are reported as trading income.

FX Options — These agreements represent rights to purchase or sell foreign currency at a predetermined price at a future date. The purchaser pays a premium at the initiation of the contract for the right to exchange a specified amount at the contractual exchange rate when the option matures. FX options are recognized at fair value and changes in fair value are reported as trading income.

ALLFIRST FINANCIAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Gains (losses) from trading activities for the years ended December 31, 2002, 2001, and 2000 are presented below:

	Year Ended December 31,

	2002	2001	2000

		(in thousands)
FX losses	$(16,988)	$(365,020)	$(202,065)
Trading income — other:
Customer interest rate contracts	2,208	2,927	791
Customer FX contracts	2,990	3,425	4,709
Customer securities	2,171	4,067	2,771

Total customer related trading income	7,369	10,419	8,271
Proprietary interest rate contracts	211	3,248	1,402

Trading income — other	7,580	13,667	9,673

Total trading income (loss)	$(9,408)	$(351,353)	$(192,392)

16. Commitments and Contingent Liabilities

Various commitments and contingent liabilities are outstanding as part of Allfirst’s commercial and consumer lending activities. Since many loan commitments, recourse obligations, and standby letters of credit expire without being funded in whole or in part, the amounts presented are not indicative of future cash flows. These instruments represent potential credit risk, however.

Balances at December 31, 2002 and 2001 of all significant commitments and contingent liabilities are as follows:

	December 31,

	2002	2001

	(in millions)
Commercial and consumer lending activities:
Unfunded commitments to extend credit	$5,988	$6,440
Standby letters of credit	1,673	1,628
Commercial and similar letters of credit	49	39
Loans sold with recourse	2,177	1,820
Other activities:
Commitments to fund low income housing partnership investments	51	51
Commitments to fund venture capital investments	33	26

Commitments to extend credit — Allfirst enters into contractual commitments to extend credit, normally with fixed expiration dates or termination clauses, at both fixed and variable specified rates and for specific purposes. Customers use credit commitments to ensure that funds will be available for working capital purposes, for capital expenditures and to ensure access to funds at specified terms and conditions. The credit risk associated with loan commitments is essentially the same as that involved in extending loans to customers. Collateral requirements and loan to value ratios are the same as those for funded transactions and are established based on management’s assessment of the customer. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

Standby, Commercial and Similar Letters of Credit — Standby letters of credit can be either financial or performance based. Financial standby letters of credit obligate Allfirst to disburse funds to a third party if Allfirst’s customer fails to repay an outstanding loan or debt instrument under the terms of the agreement with the beneficiary. Performance standby letters of credit obligate Allfirst to disburse funds if the customer fails to perform some contractual or non-financial obligation under the terms of the agreement with the beneficiary. In either case, the

ALLFIRST FINANCIAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

beneficiary must also comply with the terms of the letter of credit. Allfirst’s policies generally require that all standby letter of credit arrangements contain security and debt covenants similar to those contained in loan agreements. The credit risk involved in issuing both commercial and standby letters of credit is essentially the same as that involved in extending loan facilities to customers.

Commercial letters of credit are conditional commitments issued by Allfirst in connection with obligations of customers (account parties) to other persons (beneficiaries). A draw on a letter of credit by the beneficiary creates a reimbursement obligation from the account party to Allfirst. A commercial letter of credit is normally a short-term instrument used to finance a commercial contract for the shipment of goods from a seller to a buyer. This type of letter of credit ensures prompt payment to the seller upon compliance with specific terms of the commercial letter of credit.

Loans sold with recourse — Loans sold with recourse are loans sold to a third party with an agreement that Allfirst will reimburse the purchaser for losses resulting from the purchased loans. In addition, a nonbank subsidiary of Allfirst originates, sells and services loans in conjunction with the Federal National Mortgage Association (“FannieMae”) Delegated Underwriting and Servicing (“DUS”) program. Under this program, Allfirst’s credit risk associated with these loans sold with recourse is limited to a maximum loss of 20% of each loan’s original principal balance for the life of the loan. At December 31, 2002 and 2001, Allfirst’s credit risk on loans sold with recourse under the FannieMae DUS program totaled $426.4 million and $353.1 million, respectively.

17. Litigation

Allfirst and its subsidiaries are defendants in various matters of litigation generally incidental to their respective businesses. In the opinion of management, based on its review with counsel of the development of these matters to date, except for the matters discussed below, disposition of all pending litigation will not materially affect the consolidated financial position, results of operations or liquidity of Allfirst and its subsidiaries.

Shareholder Class Actions. On March 5, 2002, a class action lawsuit was filed in the United States District Court for the Southern District of New York by Walter P. Linn against AIB, Allfirst and several current and former officers of Allfirst and Allfirst Bank (the “Defendants”). On April 26, 2002, an amended complaint was filed by Mr. Linn. Mr. Linn purports to represent a class of all purchasers of the securities of AIB from February 6, 1999 through February 6, 2002 (excluding the named Defendants and any officers or directors of AIB and their immediate family members). The suit alleges violations of Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 thereunder arising out of the $691 million of foreign exchange currency trading losses at Allfirst Bank (the “FX trading losses”).

On April 24, 2002, a second class action lawsuit was filed in the United States District Court for the Southern District of New York by Rodger D. Koons against the Defendants. Mr. Koons purports to represent a class of all purchasers of the securities of AIB from January 1, 2001 through February 6, 2002 (excluding the named Defendants and any officers or directors of AIB and their immediate family members). The suit alleges violations of Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 thereunder arising out of the FX trading losses.

On May 3, 2002, a motion to consolidate the Linn case and the Koons case and to appoint a lead plaintiff was filed with the court.

Shareholder Derivative Action. On May 13, 2002, Tomran, Inc., a holder of 4800 AIB ADRs, filed on behalf of Allfirst Bank a derivative action in the Circuit Court for Baltimore City, Maryland against certain current and former directors and officers of Allfirst Bank. Allfirst, Allfirst Bank and Allied Irish Banks, p.l.c. were named as nominal defendants. The complaint alleges negligence and gross negligence by the defendants in the management and oversight of the foreign exchange trading activities at Allfirst Bank and seeks recovery of the full amount of the foreign exchange trading losses. The current and former directors and officers moved to dismiss the action as did the nominal defendants. Following the filing of an amended complaint by Tomran, the defendants moved to dismiss the amended complaint.

ALLFIRST FINANCIAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The action was dismissed on December 30, 2002 following which Tomran filed a motion seeking to alter or amend the judgment of dismissal and to obtain leave to file a second amended complaint. The court denied Tomran’s motion on March 3, 2003.

The likely disposition of the lawsuits and their effect on Allfirst cannot be determined at this time.

18. Related Party Transactions

The Corporation has granted loans to certain of its executive officers, directors, principal holders of equity securities, and their associates (defined generally, as general partners of noncorporate entities, beneficial owners of at least 10% of equity securities of Allfirst commercial customers, and members of their immediate families). Such loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectibility. The aggregate dollar amount of these loans was $63.6 million and $65.7 million, respectively, at December 31, 2002 and 2001.

Allfirst engages in various activities with AIB including providing support services for AIB’s New York branch. These support services include audit, loan review, tax compliance and telecommunications support. AIB also provides services to Allfirst related to certain credit risk functions and investment banking. Allfirst and AIB are compensated for these services using arms length terms. In addition to providing and receiving support services, Allfirst has also engaged in borrowing, deposit and derivative activities with AIB as described below.

AIB has provided $650 million of liquidity support to Allfirst since the announcement of the fraudulent activities on February 6, 2002 (see note 22). On February 7, 2002 the Allfirst parent company issued a $100 million short-term fixed rate note to AIB which matured on August 7, 2002. Since the initial maturity date, this note has been renewed twice at new rates for three-month terms through February 7, 2003. Upon maturity on February 7, 2003, the note was renewed for a one-month term and will mature on March 7, 2003. On February 11, 2002 the Allfirst parent company issued $200 million of floating rate long-term debt to AIB due on February 11, 2007. On May 14, 2002 the Allfirst parent issued $100 million of floating rate long-term debt to AIB due May 14, 2007. None of the AIB funding to the Allfirst parent company qualified as regulatory capital. See note 8 for more details regarding the long-term debt issues. AIB also provided $250 million in short-term time deposits to Allfirst Bank with the deposits at December 31, 2002 maturing on February 3, 2003.

As a result of the fraudulent activities, AIB consolidated all trading activity required to offset Allfirst customer trading risk within the AIB New York Treasury Unit in July 2002. Allfirst pays a monthly fee to the Treasury Unit of AIB New York for their services, which is based upon the type of trade and the number of trades each month. In 2002, Allfirst paid fees of $373 thousand related to the derivative activity with AIB New York. The derivative transactions with AIB at December 31, 2002 and 2001 were as follows:

	2002		2001

	Notional		Notional
	Value	Fair Value	Value	Fair Value

	(in thousands)
Interest rate swaps purchased	$179,768	$(2,113)	$6,805	$625
Interest rate swaps sold — hedging	200,000	3,601	—	—
Interest rate swaps sold — trading	15,515	1,514	—	—
Interest rate caps purchased	17,890	52	—	—
Interest rate caps sold	20,000	(86)	—	—
FX forwards	45,542	716	65,918	887

At December 31, 2002 and 2001 AIB had also placed Grand Cayman Deposits with Allfirst Bank totaling $36.8 million and $43.5 million, respectively.

ALLFIRST FINANCIAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Ketchum was acquired in May 2002 in order to expand AIB’s not for profit fundraising / consulting activities in North America. The purchase price was $3.8 million with goodwill and other intangible assets recorded at $2.6 million and $0.5 million, respectively. Total assets at the date of acquisition were $1.2 million.

On December 31, 2002, CCS and Ketchum were divested in the form of a dividend to AIB. The amount of the dividend was $53.5 million, representing the book value of the entities. AIB made a concurrent capital contribution to Allfirst of $9.6 million, representing the tangible book value of the entities. $43.9 million of intangible assets were on the books of the entities as of the divestiture date. As a result, the divestiture had no impact on Allfirst’s regulatory capital levels. The divestiture was required under the terms of the Reorganization Agreement with M&T.

AIB New York, CCS and Ketchum employees currently participate in various employee benefit plans sponsored by Allfirst, including healthcare, qualified pension, nonqualified pension, postretirement, and stock options. Allfirst charges AIB New York, CCS and Ketchum for the pro rata expense associated with their employees’ participation in each of these plans. Prior to the completion of the pending merger with M&T, new plans will be created by AIB and any assets and liabilities attributable to AIB New York, CCS and Ketchum employees will be transferred by Allfirst. The transfers will not have a material effect on Allfirst’s financial position, results of operations, or cash flows.

19. Fair Value of Financial Instruments

The following is information about the fair value of financial instruments for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument.

Cash and cash equivalents – Due to their short-term nature, the carrying amounts reported in the statements of financial condition approximate fair value. These items include cash and due from banks, interest-bearing deposits in other banks, Federal funds sold and securities purchased under resale agreements.

Trading account securities – Fair values are based on quoted market prices as recognized in the statements of financial condition.

Investment securities — Fair values are based on quoted market prices as recognized in the statements of financial condition. If a quoted market price is not available, fair value is estimated using market values for similar securities.

Loans held for sale — The fair value of loans held for sale is based on either the commitment price or the secondary market price. All loans held for sale have either firm investor purchase commitments or are actively being marketed.

Loans — For credit card and home equity loans/lines of credit with short-term or variable characteristics, the total loans outstanding approximate fair value. This amount excludes any value related to the account relationship. The fair value of other types of loans and leases is estimated by discounting the future cash flows using the comparable risk-free rate and adjusting for an appropriate spread to cover credit risk and operating costs.

Derivative assets and liabilities – Fair values for derivative instruments are based either on quoted market prices or cash flow projection models acquired from third parties.

Deposits — The fair values disclosed for demand deposits (e.g., interest and noninterest bearing demand, savings and money market savings) are equal to the amounts payable on demand at the reporting date (i.e., their carrying amounts). Fair values for certificates of deposit are estimated by discounting the future cash flows using the current rates at which similar deposits could be acquired.

ALLFIRST FINANCIAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Short-term borrowings - Due to their short-term nature, the carrying amounts reported in the statements of financial condition approximate fair value. These items include Federal funds purchased, securities sold under resale agreements, and other short-term borrowings.

Long-term debt — The fair value is based on dealer quotes, where available, and on estimates made by discounting the future cash flows using the current rates at which similar borrowings could be acquired.

Off Balance Sheet Commitments - The fair value of loan commitments and letters of credit, both commercial and standby, is assumed to equal the carrying value, which is immaterial. Extensions of credit under these commitments, if exercised, would result in loans priced at market terms. Off balance sheet commitments are excluded from the table below.

The table below presents the estimates of fair value for financial instruments at December 31, 2002 and 2001. Excluded are certain items not defined as financial instruments as well as any financial instruments included in other assets and other liabilities on the statements of financial condition. Accordingly, the aggregate fair value amounts presented do not represent the fair value of the Company.

	2002		2001

	Carrying	Estimated	Carrying	Estimated
	Value	Fair Value	Value	Fair Value

	(in thousands)
Financial Assets:
Cash and cash equivalents	$2,560,841	$2,560,841	$2,213,675	$2,213,675
Trading account securities	—	—	41,676	41,676
Investment securities	2,558,279	2,558,279	4,101,133	4,101,133
Loans held for sale	130,189	130,949	38,186	38,558
Loans and leases, net of allowance for loan losses	10,071,952	10,401,198	10,601,332	10,794,508
Derivative assets	140,147	140,147	63,310	63,310

Total financial assets	15,461,408	15,791,414	17,059,312	17,252,860

Financial Liabilities:
Deposits	11,326,779	11,442,301	13,070,291	13,169,692
Short term borrowings	2,070,740	2,070,740	1,693,207	1,693,207
Long-term debt	1,211,301	1,272,971	1,010,116	1,028,649
Derivative liabilities	128,277	128,277	589,536	589,536

Total financial liabilities	14,737,097	14,914,289	16,363,150	16,481,084

ALLFIRST FINANCIAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

20. Line of Business Reporting

Allfirst has determined that its major lines of business are those that are based on Allfirst’s method of internal reporting, which separates its business on the basis of products and services. Allfirst’s reportable business lines are Regional Banking, Capital Markets, Asset Management, and Treasury.

•	Regional Banking provides loans, deposits, letters of credit, derivative financial instruments, cash management products and services, mutual funds and credit life insurance to consumers, small businesses, and middle market corporate customers.

•	Capital Markets provides commercial loans, construction and property loans, letters of credit, derivative financial instruments, FX and cash management products and services to large corporate customers. It is also involved in mortgage banking activities related to multi-family housing loan programs.

•	Asset Management provides investment advisory, investment, and fiduciary services to individual, institutional and corporate clients. The Asset Management Group also manages the ARK® Funds, a family of proprietary mutual funds.

•	Treasury is responsible for managing and controlling the liquidity, funding and market risk needs of Allfirst.

•	Other includes residential mortgage lending which was formerly included in Capital Markets and indirect lending which was formerly included in Regional Banking. The activities in both of these businesses were curtailed prior to 2001. Other also includes the fundraising / consulting activities conducted through CCS (aquired in May 2001) and Ketchum (acquired in May 2002); both companies were divested on December 31, 2002. FX losses, including the fraud losses, are included as a component of Other. Several smaller business units, inter-segment income elimination and unallocated income and expenses, including goodwill and other intangible asset amortization are included in Other as well.

Allfirst’s internal accounting process is based on practices which support the management structure of Allfirst, and the resulting data is not necessarily comparable with similar information from other financial institutions. Net income reflects costs directly associated with each business line including centrally provided services which are allocated based on estimated usage of those services. Each business unit’s assets and liabilities are match-funded with interest rate risk centrally managed within Treasury. Loan loss provisions are allocated under an economic provision methodology that incorporates the loan’s risk rating and current economic trends for commercial loans and leases and historical loss experience adjusted for current conditions for retail loans and residential mortgages. In addition, commercial loan and lease provisions include any additions to specific reserves that, in the judgment of management, are not appropriately reflected within the economic provision.

Line of business results in the following table are presented on a shareholder value-based management (“SVBM”) basis. Under SVBM, capital is allocated to each line of business based on the inherent risks within the business, primarily credit and operational risk. SVBM allows management to: (1) manage capital more efficiently; (2) reduce earnings volatility and enhance shareholder value; (3) compare businesses with different risk characteristics on a like-for-like basis; and (4) systematically address the risks inherent in Allfirst businesses.

ALLFIRST FINANCIAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Selected financial information by business line:

	Regional	Capital	Asset			Consolidated
(in thousands)	Banking	Markets	Management	Treasury	Other	Total

December 31, 2002
Net interest income (1)	$378,791	$140,806	$6,370	$14,496	$(35,555)	$504,909
Noninterest income	151,991	105,415	89,302	1,369	71,797	419,873
FX losses	—	—	—	—	(16,988)	(16,988)
Securities gains, net	—	(333)	—	89,169	(14,774)	74,063

Total revenues	530,783	245,888	95,672	105,034	4,480	981,857
Noninterest expenses, excl. intangible asset amortization	312,272	116,189	65,193	9,214	143,867	646,736
Intangible asset amortization	822	—	354	—	5,562	6,738
Provision for loan losses	22,278	65,518	136	—	(12,249)	75,683

Income (loss) before income taxes	195,410	64,181	29,989	95,819	(132,700)	252,699
Income tax expense (benefit) (1)	74,257	14,889	11,092	36,204	(70,085)	66,358

Net income (loss)	$121,153	$49,292	$18,896	$59,615	$(62,615)	$186,342

(in millions)
Average identifiable assets	$5,764	$4,847	$69	$3,999	$2,613	$17,292
Average loans	5,461	4,104	46	—	906	10,517
Average deposits	8,415	1,252	83	1,638	69	11,457

December 31, 2001
Net interest income (1)	$384,030	$135,585	$6,072	$22,226	$(10,836)	$537,077
Noninterest income	144,584	102,939	90,054	3,278	50,737	391,591
FX losses	—	—	—	—	(365,020)	(365,020)
Securities gains, net	—	—	—	(9)	112	103

Total revenues	528,614	238,523	96,126	25,494	(325,007)	563,751
Noninterest expenses, excl. intangible asset amortization	302,789	111,867	59,413	10,270	56,415	540,755
Intangible asset amortization	831	—	1,094	—	46,601	48,526
Provision for loan losses	21,298	14,717	78	—	(7,518)	28,575

Income (loss) before income taxes	203,697	111,939	35,541	15,224	(420,505)	(54,105)
Income tax expense (benefit) (1)	77,404	32,277	13,051	4,156	(144,626)	(17,738)

Net income (loss)	$126,293	$79,662	$22,490	$11,068	$(275,879)	$(36,367)

(in millions)
Average identifiable assets	$5,610	$4,559	$40	$4,371	$2,959	$17,539
Average loans	5,319	3,878	17	—	1,431	10,645
Average deposits	8,383	1,147	72	2,229	86	11,917

December 31, 2000
Net interest income (1)	$383,475	$123,618	$5,051	$436	$(596)	$511,984
Noninterest income	121,183	94,373	91,036	1,427	30,791	338,810
FX losses	—	—	—	—	(202,065)	(202,065)
Securities gains, net	—	74	—	230	—	304

Total revenues	504,658	218,065	96,087	2,093	(171,870)	649,033
Noninterest expenses, excl. intangible asset amortization	280,785	103,922	53,296	9,142	40,043	487,188
Intangible asset amortization	905	—	1,094	—	45,785	47,784
Provision for loan losses	19,328	15,107	64	—	(5,959)	28,540

Income (loss) before income taxes	203,640	99,036	41,633	(7,049)	(251,739)	85,521
Income tax expense (benefit) (1)	80,201	33,979	15,814	(5,692)	(86,474)	37,828

Net income (loss)	$123,439	$65,057	$25,819	$(1,357)	$(165,265)	$47,693

(in millions)
Average identifiable assets	$5,459	$4,418	$36	$4,255	$3,330	$17,498
Average loans	5,512	3,828	12	—	1,522	10,874
Average deposits	8,151	1,006	56	2,687	94	11,994

(1)	Includes tax-equivalent adjustment for tax-exempt interest income.

ALLFIRST FINANCIAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

21. Condensed Parent Company Financial Information

Following is condensed financial information of Allfirst Financial Inc. (parent company only):

CONDENSED STATEMENTS OF CONDITION
Allfirst Financial Inc. (parent company)

	December 31,

	2002	2001

	(in thousands)
Assets
Cash	$373	$309
Interest bearing deposits with Allfirst Bank	334,918	239,859
Securities purchased under agreements to resell with Allfirst Bank	10,000	10,000
Trading securities	—	41,480
Investment securities available for sale	212,174	285,318
Investment in subsidiaries:
Bank subsidiaries	1,336,804	1,200,989
Nonbank subsidiaries	90,672	81,901
Loans and advances to subsidiaries:
Bank subsidiaries	358,000	189,000
Nonbank subsidiaries	144,773	49,809
Other loans, net of unearned income	2,907	2,986
Allowance for loan losses	(112)	—

Other loans net	2,795	2,986

Premises and equipment	7,525	7,646
Goodwill	684,133	684,133
Other assets	50,327	52,087

Total assets	$3,232,494	$2,845,517

Liabilities and Stockholder’s Equity
Short-term borrowings	$400,087	$267,843
Long-term debt	1,025,796	824,182
Other liabilities	54,757	89,132

Total liabilities	1,480,640	1,181,157
Redeemable preferred stock, 4.50% cumulative	—	8,858
Stockholder’s equity	1,751,854	1,655,502

Total liabilities, redeemable preferred stock and stockholder’s equity	$3,232,494	$2,845,517

ALLFIRST FINANCIAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

CONDENSED STATEMENTS OF INCOME
Allfirst Financial Inc. (parent company)

	Year Ended December 31,

	2002	2001	2000

	(in thousands)
Income:
Dividends from subsidiaries:
Bank subsidiaries	$—	$142,000	$140,000
Nonbank subsidiaries	427	4,721	13,969
Interest income from subsidiaries:
Bank subsidiaries	21,858	20,856	29,887
Nonbank subsidiaries	1,341	3,366	4,191
Other interest and dividend income	8,584	9,641	9,224
Securities gains (losses), net	(10,387)	345	74
Other income	7,940	6,957	11,115

Total income	29,763	187,886	208,460
Expenses:
Interest expense, short-term debt	5,825	9,449	16,871
Interest expense, long-term debt	41,105	51,722	62,843
Goodwill amortization	—	35,313	35,201
Other expenses	3,211	1,484	2,853

Total expenses	50,141	97,968	117,768
Income before taxes and equity in undistributed net (loss) income of subsidiaries	(20,378)	89,918	90,692
Income tax benefit	(7,204)	(5,353)	(9,409)

Income before equity in undistributed net (loss) income of subsidiaries	(13,174)	95,271	100,101
Equity in undistributed net income (loss) of subsidiaries	199,516	(131,638)	(52,408)

Net income (loss)	$186,342	$(36,367)	$47,693

ALLFIRST FINANCIAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

CONDENSED STATEMENTS OF CASH FLOWS
Allfirst Financial Inc. (parent company)

	Year Ended December 31,

	2002	2001	2000

	(in thousands)
Operating Activities
Income before undistributed net income (loss) of subsidiaries	$(13,174)	$95,271	$100,101
Adjustments to reconcile net income to net cash provided by operating activities	1,887	81,376	(8,686)

Net cash provided by operating activities	(11,287)	176,647	91,415

Investing Activities
Proceeds from sales of investment securities	139,399	255,757	200,624
Proceeds from paydowns and maturities of investment securities (1)	5,590	93,923	1,559
Purchases of investment securities (1)	(58,069)	(385,172)	(267,841)
Principal collected on loans of parent company	809	2,524	4,564
Loans originated by the parent company	(730)	(115)	(36)
Investment in subsidiaries	(367)	6,605	40
Net decrease (increase) in short-term loans to subsidiaries	(94,964)	51,792	(38,684)
Long-term loan to Allfirst Bank	(200,000)	—	—
Decrease in other long-term loans to subsidiaries	31,000	—	—
Proceeds from sales and distributions of venture capital investments	6,278	8,087	11,295
Additions to venture capital investments	(7,247)	(1,979)	(11,253)
Purchase of Ketchum, net of cash acquired	(3,459)	—	—
Purchase of CCS from Allfirst Bank	(50,000)	—	—
Other, net	5,525	643	(541)

Net cash provided by (used for) investing activities	(226,235)	32,065	(100,273)

Financing Activities
Proceeds from short-term funding provided by AIB	100,000	—	—
Net increase (decrease) in short-term borrowings from subsidiaries	31,278	(11,459)	4,397
Net increase (decrease) in other short-term borrowings	966	(38,541)	(28,740)
Proceeds from long-term funding provided by AIB	300,000	—	—
Principal payments on long-term debt	(100,000)	—	—
Capital contribution from AIB	9,604	—	—
Redemption of preferred stock	(9,000)	—	—
Cash dividends paid	(203)	(94,814)	(138,414)
Proceeds from interest rate swap termination	—	15,260	—
Other, net	—	(324)	—

Net cash used for financing activities	332,645	(129,878)	(162,757)

Increase (decrease) in cash and cash equivalents(2)	95,123	78,834	(171,615)
Cash and cash equivalents at January 1,	240,168	161,334	332,949

Cash and cash equivalents at December 31,	$335,291	$240,168	$161,334

(1)  Includes purchases and maturities of short-term Federal Agency discount notes which were utilized by the parent company for liquidity management purposes.

(2)  Cash and cash equivalents include those amounts under the captions “Cash” and “Interest bearing deposits in other banks” on the condensed statements of condition.

ALLFIRST FINANCIAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

22. Fraudulent Foreign Exchange Trading Activities

On February 6, 2002, Allfirst announced that AIB was undertaking a full investigation into fraudulent foreign exchange trading activities at Allfirst. This investigation was led by former U.S. Comptroller of the Currency Eugene Ludwig with Wachtell, Lipton, Rosen & Katz acting as outside counsel to Allfirst and AIB in connection with the investigation. The losses arising from the fraudulent activities were disclosed by Allfirst in an earnings release dated February 20, 2002. Such losses were $691.2 million pretax ($449.3 million after tax) and related to years from 1997 to 2002.

The following terms are used to describe the losses arising from the fraudulent proprietary foreign exchange trading activities and other commonly used descriptions in this note that were not defined elsewhere in the financial statements.

• Fraudulent proprietary foreign exchange trading activities	“fraudulent activities”
• Losses arising from fraudulent proprietary foreign exchange trading activities	“fraud losses”
• Fair value – foreign exchange option purchased	“FX option asset”
• Fair value – foreign exchange option written	“FX option liability”

The results of the investigation (the “Ludwig Report”) were reported to the AIB and Allfirst Boards of Directors on March 12, 2002 and released to the public on March 14, 2002. The Ludwig Report found that an Allfirst employee had engaged in fraudulent activities over a period of five years. There was no change in the amount of the FX losses as a result of the report.

The fraud losses resulted from two types of transactions that appeared to offset realized losses on authentic FX spot and forward transactions at Allfirst Bank. The first type consisted of the recording of fictitious FX option assets. Assets were recorded through a series of fictitious transactions that effectively recognized an FX option asset with an offsetting credit to FX trading income. These fictitious options also tended to give the appearance that the real FX spot and forward positions were hedged. The second type consisted of actual FX option liabilities that were initially recorded as liabilities and then, through a series of fictitious transactions, effectively were recognized as closed transactions. The closing of these transactions through a reduction of the FX option liability resulted in unrecorded liabilities with an offsetting credit to FX trading income. A more detailed description of these types of transactions can be found in the Ludwig Report. This report is incorporated by reference as an exhibit to a current report on Form 8-K filed by Allfirst on March 15, 2002.

As a result of the FX losses, Allfirst restated the financial statements for 2000 and 1999 included in its 2001 annual report on Form 10-K. Within that 10-K, Item 6, Selected Financial Data reflected the effects of restatements for the years 1997 — 2000. Page 50 reflected restated Quarterly Financial Data for the years 2001, 2000, and 1999.

The FX related charge represents the costs associated with the special investigation of the fraudulent activities, as well as other incremental direct costs arising from the fraudulent activities. Other incremental direct costs include legal fees, consulting fees associated with risk management processes, marketing costs associated with a post-fraud image campaign and related market research, and additional Federal Deposit Insurance Corporation (“FDIC”) premiums.